Exhibit 4.3

Supplemental Indenture

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 11, 2019 (this “Supplemental Indenture”), is by and between OI European Group B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Company”), and Deutsche Trustee Company Limited, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, certain guarantors listed on the signature pages thereto, the Trustee, Deutsche Bank AG, London Branch, as principal paying agent and transfer agent, and Deutsche Bank Luxembourg S.A., as Luxembourg transfer agent and registrar, are parties to an indenture, dated as of March 22, 2013 (the “Indenture”), providing for the issuance of the Company’s 4.875% Senior Notes due 2021 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (the “Requisite Consents”), amend or supplement, and may waive the compliance with any provision of, the Indenture, the Notes and the Guarantees;

WHEREAS, the Company has solicited (the “Consent Solicitation”) consents (the “Consents”) from Holders to amend and waive certain provisions of the Indenture (the “Proposed Amendments and Waivers”), as set forth in a consent solicitation statement of the Company and Owens-Brockway Glass Container Inc., dated December 4, 2019 (the “Consent Solicitation Statement”);

WHEREAS, in connection with the Consent Solicitation, the Company intends, upon satisfaction of certain conditions set forth in the Consent Solicitation Statement, to pay a cash payment (the “Consent Fee”) equal to €2.50 per €1,000 principal amount of Notes with respect to which a Holder as of December 3, 2019 (the “Record Date”) has delivered valid Consents (unrevoked prior to the date hereof) to the Proposed Amendments and Waivers on or prior to 5:00 P.M., New York City time, on December 11, 2019 (the “Expiration Time”);

WHEREAS, the Consent Solicitation is conditioned upon, among other things, the Company having received the Requisite Consents by Holders as of the Record Date, with such Proposed Amendments and Waivers becoming operative with respect to the Indenture upon the satisfaction of the conditions described in the Consent Solicitation Statement (the “Conditions”) (or the waiver of Conditions by the Company) and upon the payment (the “Payment”) of the Consent Fee to Holders as of the Record Date who deliver valid Consents (unrevoked prior to the date hereof) to the Proposed Amendments and Waivers at or prior to the Expiration Time;

WHEREAS, the Company has received and delivered to the Trustee evidence of the Requisite Consents to effect the Proposed Amendments and Waivers under the Indenture, and the Indenture allows the Company and the Trustee to enter into this Supplemental Indenture upon receipt of the Requisite Consents; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.                  Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                  Amendments to the Indenture. The Indenture is hereby amended as set forth in Exhibit A attached to this Supplemental Indenture, such that all of the newly inserted bold, double-underlined text (indicated textually in the same manner as the following examples: double-underlined text and double-underlined text) and any formatting changes attached hereto shall be deemed to be inserted in the text of the Indenture, and all of the deleted stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ and ~~stricken text~~) shall be deemed to be deleted from the text of the Indenture.

3.                  Waivers.

3.01.             The Holders preemptively waive any requirement under the Indenture to make any Change of Control Offer (as defined in the Indenture) that may result from the Specified Modernization Transaction (as defined in the Consent Solicitation Statement);

3.02.             The Holders preemptively waive any and all Defaults or Events of Default (each as defined in the Indenture) that may be so preemptively waived under the Indenture that may result from the Specified Modernization Transaction; and

3.03.             The Holders preemptively waive any restrictions in the Indenture on Restricted Payments (as defined in the Indenture) that would restrict or otherwise prohibit the consummation of the Specified Modernization Transaction.

4.                  Effectiveness of this Supplemental Indenture; Supplemental Indenture Part of Indenture. Upon the execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby; provided, however, that the provisions of the Indenture referred to in Section 2 above (such provisions being referred to as the “Amended Provisions”) will remain in effect in the form they existed prior to the execution of this Supplemental Indenture until, and the Amended Provisions and the waivers set forth in Section 3 above shall only become operative upon, the satisfaction (or waiver) of the Conditions and the making of the Payment. The Company shall give the Trustee and Holders prompt written notice of the satisfaction (or waiver) of the Conditions (or the failure to be so satisfied or waived) and the occurrence of the Payment (or failure by the Company to make the Payment).

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5.                  Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

6.                  No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor or any successor corporation shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Guarantees of the Notes, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for the issuance of the Notes.

7.                  Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

8.                  Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

9.                  Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

10.                The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the rights, protections and indemnities afforded to the Trustee under the Indenture shall apply to the execution of this Supplemental Indenture.

[remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

OI EUROPEAN GROUP B.V.

By:	/s/ MaryBeth Wilkinson
	Name:	MaryBeth Wilkinson
	Title:	Attorney-in-Fact

[Signature Page to Second Supplemental Indenture]

DEUTSCHE TRUSTEE COMPANY LIMITED,
as Trustee

By:	/s/ Kieran Odedra
	Name:	Kieran Odedra
	Title:	Associate Director

By:	/s/ David Contino
	Name:	David Contino
	Title:	Associate Director

[Signature Page to Second Supplemental Indenture]

Exhibit A

~~EXECUTION VERSION~~

OI EUROPEAN GROUP B.V.

the Company

and

The Guarantors set forth in Annex A attached hereto

INDENTURE

dated as of March 22, 2013

Deutsche Trustee Company Limited

the Trustee

and

Deutsche Bank AG, London Branch

the Principal Paying Agent and Transfer Agent

and

Deutsche Bank Luxembourg S.A.

the Registrar and Luxembourg Transfer Agent

TABLE OF CONTENTS

Page
ARTICLE 1. DEFINITIONS AND INCORPORATION BY REFERENCE	1
Section 1.01. Certain Definitions	1
Section 1.02. Other Definitions	~~21~~22
Section 1.03. Incorporation by Reference of Trust Indenture Act	~~21~~22
Section 1.04. Rules of Construction	~~22~~22
ARTICLE 2. THE SECURITIES	~~22~~23
Section 2.01. Unlimited in Amount, Form and Dating	~~22~~23
Section 2.02. Execution and Authentication	~~23~~24
Section 2.03. Registrar and Paying Agent	~~24~~24
Section 2.04. Paying Agent to Hold Money in Trust	~~25~~25
Section 2.05. Holder Lists	~~25~~26
Section 2.06. Transfer and Exchange	~~26~~26
Section 2.07. Replacement Notes	~~34~~32
Section 2.08. Outstanding Notes	~~34~~32
Section 2.09. Temporary Notes	~~34~~33
Section 2.10. Cancellation	~~35~~33
Section 2.11. Defaulted Interest	~~35~~33
Section 2.12. Special Record Dates	~~35~~34
Section 2.13. CUSIP, Common Code and ISIN Numbers	~~36~~34
Section 2.14. Denominations	~~36~~34
Section 2.15. Agents	~~36~~34
ARTICLE 3. REDEMPTION	~~37~~35
Section 3.01. Notices to Trustee	~~37~~35
Section 3.02. Selection of Notes to Be Redeemed	~~37~~35
Section 3.03. Notice of Redemption	~~37~~35
Section 3.04. Effect of Notice of Redemption	~~39~~36
Section 3.05. Deposit of Redemption Price	~~39~~37
Section 3.06. Notes Redeemed in Part	~~39~~37
Section 3.07. Additional Amounts	~~39~~37
Section 3.08. Optional Redemption	~~42~~39

i

Section 3.09. Redemption of Notes for Changes in Withholding Taxes	~~44~~42
Section 3.10. Mandatory Redemption	~~45~~42
ARTICLE 4. COVENANTS	~~45~~43
Section 4.01. Payment of Securities	~~45~~43
Section 4.02. Maintenance of Office or Agency	~~45~~43
Section 4.03. Reports	~~46~~43
Section 4.04. Compliance Certificate	~~47~~45
Section 4.05. Taxes	~~47~~45
Section 4.06. Stay, Extension and Usury Laws	~~47~~45
Section 4.07. Corporate Existence	~~48~~46
Section 4.08. [Intentionally Omitted]	~~48~~46
Section 4.09. Fall-Away Event	~~48~~46
Section 4.10. Offer to Repurchase Upon a Change of Control	~~49~~47
Section 4.11. Asset Sales	~~51~~48
Section 4.12. Restricted Payments	~~53~~50
Section 4.13. Incurrence of Indebtedness and Issuance of Preferred Stock	~~56~~52
Section 4.14. Liens	~~60~~56
Section 4.15. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	~~61~~56
Section 4.16. Transactions with Affiliates	~~63~~58
Section 4.17. Payments for Consent	~~65~~60
Section 4.18. Designation of Restricted and Unrestricted Subsidiaries	~~66~~60
Section 4.19. Limitations on Issuances of Guarantees of Indebtedness	~~66~~60
ARTICLE 5. SUCCESSORS	~~66~~61
Section 5.01. Merger, Consolidation or Sale of Assets	~~66~~61
Section 5.02. Successor Corporation Substituted	~~67~~62
ARTICLE 6. DEFAULTS AND REMEDIES	~~68~~63
Section 6.01. Events of Default	~~68~~63
Section 6.02. Acceleration	~~70~~65
Section 6.03. Other Remedies	~~70~~65
Section 6.04. Waiver of Past Defaults	~~70~~65
Section 6.05. Control by Majority	~~70~~66
Section 6.06. Limitation on Suits	~~71~~66

Section 6.07. Rights of Holders to Receive Payment	~~71~~66
Section 6.08. Collection Suit by Trustee	~~71~~67
Section 6.09. Trustee May File Proofs of Claim	~~72~~67
Section 6.10. Priorities	~~72~~67
Section 6.11. Undertaking for Costs	~~73~~68
ARTICLE 7. TRUSTEE	~~73~~68
Section 7.01. Duties of Trustee	~~73~~68
Section 7.02. Rights of Trustee	~~74~~70
Section 7.03. Individual Rights of Trustee	~~76~~72
Section 7.04. Trustee’s Disclaimer	~~77~~72
Section 7.05. Notice of Defaults	~~77~~72
Section 7.06. Compensation and Indemnity	~~77~~72
Section 7.07. Replacement of Trustee	~~78~~73
Section 7.08. Successor Trustee by Merger, Etc.	~~79~~74
Section 7.09. Eligibility; Disqualification	~~79~~74
Section 7.10. Agents	~~79~~74
ARTICLE 8. SATISFACTION AND DISCHARGE; DEFEASANCE	~~80~~75
Section 8.01. Satisfaction and Discharge of Indenture	~~80~~75
Section 8.02. Application of Trust Funds; Indemnification	~~81~~76
Section 8.03. Legal Defeasance of Notes	~~81~~77
Section 8.04. Covenant Defeasance	~~83~~78
Section 8.05. Repayment to Company	~~84~~79
ARTICLE 9. SUPPLEMENTS, AMENDMENTS AND WAIVERS	~~84~~79
Section 9.01. Without Consent of Holders	~~84~~79
Section 9.02. With Consent of Holders	~~85~~80
Section 9.03. Revocation and Effect of Consents	~~86~~81
Section 9.04. Notation on or Exchange of Notes	~~86~~81
Section 9.05. Trustee/Agents to Sign Amendments, Etc.	~~86~~82
ARTICLE 10. GUARANTEE	~~87~~82
Section 10.01. Guarantee	~~87~~82
Section 10.02. Limitation on Liability	~~88~~84
Section 10.03. Execution and Delivery of Guarantee	~~88~~84
Section 10.04. Successors and Assigns	~~89~~84

Section 10.05. No Waiver	~~89~~84
Section 10.06. Right of Contribution	~~89~~85
Section 10.07. No Subrogation	~~90~~85
Section 10.08. Additional Guarantors; Reinstatement of Guarantees	~~90~~85
Section 10.09. Modification	~~90~~86
Section 10.10. Release of Guarantor	~~91~~86
Section 10.11. Merger, Consolidation and Sale of Assets of a Guarantor	~~91~~87
ARTICLE 11. MISCELLANEOUS	~~92~~87
Section 11.01. [Intentionally Omitted]	~~92~~87
Section 11.02. Notices	~~92~~87
Section 11.03. Communication by Holders with Other Holders	~~94~~89
Section 11.04. Certificate and Opinion as to Conditions Precedent	~~94~~89
Section 11.05. Statements Required in Certificate or Opinion	~~94~~89
Section 11.06. Rules by Trustee and Agents	~~94~~90
Section 11.07. Legal Holidays	~~95~~90
Section 11.08. No Recourse Against Others	~~95~~90
Section 11.09. Counterparts	~~95~~90
Section 11.10. Governing Law	~~95~~90
Section 11.11. Consent to Jurisdiction and Service	~~95~~90
Section 11.12. Severability	~~96~~91
Section 11.13. Effect of Headings, Table of Contents, Etc.	~~96~~91
Section 11.14. Successors and Assigns	~~96~~91
Section 11.15. No Interpretation of Other Agreements	~~96~~91

INDENTURE dated as of March 22, 2013 among OI European Group B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Company”), the Guarantors (as defined herein), Deutsche Trustee Company Limited, an English limited company, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Transfer Agent, and Deutsche Bank Luxembourg S.A., as Luxembourg Transfer Agent and Registrar.

RECITALS OF THE COMPANY

The Company has duly authorized the creation of an issue of €330,000,000 aggregate principal amount of 4.875% Senior Notes due 2021 issued on the date hereof (the “Notes” or the “Initial Securities”), of substantially the tenor and amount hereinafter set forth, and to provide therefor the Company has duly authorized the execution and delivery of this Indenture.

Each Guarantor has duly authorized its Guarantee of the Initial Securities and to provide therefor each Guarantor has duly authorized the execution and delivery of this Indenture.

Each party agrees as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1.

DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01.   Certain Definitions.

“144A Global Security” means a Global Security bearing the Global Security Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person: (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Agent” means any Registrar, Paying Agent, Transfer Agent, Authenticating Agent or co-Registrar, including any Agent performing one or more of such roles.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Security, the rules and procedures of the applicable Depositary that apply to such transfer or exchange.

“Asset Sale” means: (1) the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of OI Group and its Restricted Subsidiaries taken as a whole shall be governed by Article 5 and not by Section 4.11; and (2) the issuance of Equity Interests by any of OI Group’s Restricted Subsidiaries or the sale of Equity Interests in any of OI Group’s Restricted Subsidiaries. Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales: (1) any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $25.0 million; (2) a transfer of assets between or among OI Group and its Restricted Subsidiaries; (3) an issuance of Equity Interests by a Restricted Subsidiary of OI Group to OI Group or to another Restricted Subsidiary of OI Group; (4) the sale or lease of equipment, inventory, accounts receivable, property or other assets in the ordinary course of business; (5) the sale, lease, conveyance or other disposition of any assets securing this Indenture or the Credit Agreement in connection with the enforcement of the security interests contained therein pursuant to the terms of the Intercreditor Agreement; (6) the sale or other disposition of cash or Cash Equivalents; (7) a Restricted Payment that is permitted by Section 4.12 or the making of any Permitted Investment; (8) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; (9) casualty or other insured damages to, or expropriations or takings under power of eminent domain or by condemnation or similar proceedings with respect to, any property or other asset; (10) the exchange of assets held by OI Group or a Restricted Subsidiary of OI Group for assets held by any Person or entity (including Equity Interests of such Person or entity), provided that (i) the assets received by OI Group or such Restricted Subsidiary of OI Group in any such exchange shall immediately constitute, be part of, or be used in a Permitted Business; and (ii) any such assets received are of a comparable Fair Market Value to the assets exchanged as determined in good faith by OI Group; and (11) the grant of any license or sub-license of intellectual property, including but not limited to, patents, trademarks, registrations thereof, in the ordinary course of business which do not materially interfere with the business of OI Group and its Restricted Subsidiaries.

“Board Resolution” means (1) with respect to a corporation, a copy of a resolution certified by the Secretary or an Assistant Secretary of such corporation to have been duly adopted by the Board of Directors or pursuant to authorization by the Board of Directors and (2) with respect to any other Person, a copy of a resolution or similar authorization certified by the secretary or assistant secretary or a Person serving such a similar function to have been duly adopted by the board, committee or Person serving a similar function as a board of directors and in each case to be in full force and effect on the date of such certification (and delivered to the Trustee, if appropriate).

“Board of Directors” means: (1) with respect to a corporation, the board of directors of the corporation; (2) with respect to a partnership, the board of directors of the general partner of the partnership; and (3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Days” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, New York, London, England, Amsterdam, The Netherlands or, if at any time the Notes shall be listed on the Luxembourg Stock Exchange, Luxembourg, are authorized or obligated by law or executive order to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means: (1) United States dollars, pounds sterling, euros or the national currency of any member state in the European Union as of the date of the Indenture; (2) securities issued or directly and fully guaranteed or insured by the United States government or the government of Switzerland, or any country that is a member of the European Union as of the date of the Indenture or any agency or instrumentality thereof (provided that the full faith and credit of such government is pledged in support thereof), in each case maturing not more than two years from the date of acquisition; (3) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year of the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either S&P or Moody’s; (4) certificates of deposit, time deposits, euro time deposits, overnight bank deposits or bankers’ acceptances having maturities of one year or less from the date of acquisition thereof, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender under the Credit Agreement or any domestic commercial bank having capital and surplus of not less than $250.0 million; (5) repurchase and reverse repurchase obligations for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above; (6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year from the date of creation thereof; (7) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Rating Agency) with maturities of 12 months or less from the date of acquisition; (8) bills of exchange issued in the United States or Switzerland, or any country that is a member of the European Union as of the date of the Indenture eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent); and (9) interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the types specified in clauses (1) through (8) above.

“Change of Control” means the occurrence of ~~any of~~ the following: ~~(1) OI Inc. or OI Group becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section~~any “person” or group (as such terms are used in Sections 13(d) and 14(d~~)(2~~) of the Exchange Act~~,~~ or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13~~d-~~d 5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13~~d-~~d 3 under the Exchange Act, or any successor provision) ~~of 40% or~~, other than a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of OI ~~Inc.; or (2) the first day on which OI Inc. fails to own either directly or indirectly through one or more Wholly Owned Restricted Subsidiaries 100% of the issued and outstanding Equity Interests of OI Group.~~Group, provided that so long as OI Group is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of OI Group unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent (other than a Parent that is a Subsidiary of another Parent). For the avoidance of doubt, the consummation of the Specified Modernization Transaction shall not constitute a Change of Control.

“Clearstream” means Clearstream Banking, société anonyme.

“Collateral Documents” means, collectively, the Intercreditor Agreement, the Pledge Agreement and the Security Agreement, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed, replaced or restructured from time to time.

“Commission” means the United States Securities and Exchange Commission.

“Common Depositary” means, with respect to the Notes, Deutsche Bank AG, London Branch, as common depositary for Euroclear and Clearstream or another Person designated as common depositary by the Company, which Person must be a clearing agency registered under the Exchange Act.

“Company” means the party named as such above until a successor replaces it pursuant to this Indenture and thereafter means the successor.

“Company Existing Senior Notes” means the Company’s 6.875% Senior Notes due 2017 and its 6.75% Senior Notes due 2020.

“Consent Effective Date” means December 11, 2019.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus: (1) an amount equal to any extraordinary loss realized by such Person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such losses were deducted in computing such Consolidated Net Income; plus (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including without limitation amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges and expenses were deducted in computing such Consolidated Net Income; minus (5) an amount equal to any extraordinary gain realized by such Person or any of its Restricted Subsidiaries in connection with any sale or other disposition of assets, to the extent such gains were included in computing such Consolidated Net Income; minus (6) pension expenses, retiree medical expenses and any other material non-cash items increasing Consolidated Net Income for such period that are disclosed in such Person’s financial statements, other than accrual of revenue in the ordinary course of business, in each case without duplication, on a consolidated basis and determined in accordance with GAAP; minus (7) net cash payments to ~~OI Inc. by OI Group~~any Parent or Survivor Party by OI Group (including, in the case of subclause (i) below, net cash payments to any Parent to permit such Parent to make payments to Survivor Party) for (i) claims of persons for exposure to ~~asbestos containing~~asbestos-containing products and fees, costs and expenses related thereto and (ii) dividends on any outstanding preferred stock of ~~OI Inc.~~any Parent, in each case without duplication, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash charges and expenses of, a Restricted Subsidiary of OI Group shall be added to Consolidated Net Income to compute Consolidated Cash Flow of OI Group only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to OI Group by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and would not be prohibited, directly or indirectly, by the operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on January 24, 2002.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary of the specified Person; (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, is prohibited, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, other than agreements, instruments, judgments, decrees, orders, statutes, rules and government regulations existing on January 24, 2002; (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; (4) the cumulative effect of a change in accounting principles under GAAP shall be excluded; (5) all extraordinary, unusual or nonrecurring gains and losses (including without limitation any one-time costs incurred in connection with acquisitions) (together with any related provision for taxes) shall be excluded; (6) any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition of any property, plant or equipment of the specified Person or its Restricted Subsidiaries (including pursuant to any sale and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss (together with any related provision for taxes) realized upon the sale or other disposition by the specified Person or any Restricted Subsidiary of the specified Person of any Capital Stock of any Person or any Asset Sale shall be excluded to the extent that any such gain or loss exceeds $5.0 million with respect to any one occurrence or $15.0 million in the aggregate with respect to gains or losses during any twelve-month period; (7) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and (8) any deduction for minority owners’ interest in earnings of Subsidiaries shall be excluded.

“Corporate Trust Office” shall mean the corporate trust office of the Trustee, which shall initially be Deutsche Trustee Company Limited, Winchester House, 1 Great Winchester Street, London EC2N 2DB, Attn: Managing Director or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means the credit agreement, dated as of May 19, 2011, by and among the Borrowers named therein, OI Group, Owens-Illinois General, Inc., as Borrowers’ Agent, Deutsche Bank AG, New York Branch, as Administrative Agent, and the Arrangers named therein, the other Agents and the Lenders named therein or party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, modified, renewed, refunded, replaced, substituted or refinanced or otherwise restructured (including but not limited to, the inclusion of additional borrowers thereunder) from time to time.

“Credit Facilities” means (1) one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, bankers acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced, refinanced or otherwise restructured in whole or in part from time to time; and (2) notes, debentures or other financing instruments or any combination thereof incurred after the Issue Date, including any refinancing thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Security” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, except that such Note shall not bear the Global Security Legend and shall not have a “Schedule of Exchanges of Interests in the Global Security” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, Euroclear and Clearstream, in each case, including any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision(s) of this Indenture.

“Designated Noncash Consideration” means the noncash consideration received by OI Group or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by Officers of OI Group or the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are no longer outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require OI Group or the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that OI Group or the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.12.

“Domestic Subsidiary” means any Restricted Subsidiary of OI Group other than a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock (other than Disqualified Stock) of OI Inc. (other than public offerings with respect to common stock registered on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of OI Inc.).

“Euroclear” means Euroclear Bank, SA/NV.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Indebtedness” means the aggregate principal or commitment amount of Indebtedness of OI Group and its Subsidiaries (other than Indebtedness under Credit Facilities) in existence on the Issue Date, until such amounts are repaid or terminated.

“Existing Senior Notes” means the Company Existing Senior Notes and the OBGC Existing Senior Notes.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means with respect to any specified Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period. For the avoidance of doubt, the pro forma calculation of the Fixed Charge Coverage Ratio shall not give effect to (i) any Indebtedness incurred on the date of determination pursuant to the provisions described in the second paragraph of Section 4.13 or (ii) the discharge on the date of determination of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to the provisions described in the second paragraph of Section 4.13.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio: (1) acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act; (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; (4) the consolidated interest expense attributable to interest on any Indebtedness computed on a pro forma basis and (a) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (b) that was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate; and (5) the consolidated interest expense attributable to interest on any working capital borrowings under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such working capital borrowings during the applicable period.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of: (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to attributable debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus (3) interest actually paid by the Company or any such Restricted Subsidiary under any Guarantee of Indebtedness or other obligation of any other Person; plus (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of OI Group (other than Disqualified Stock) or to OI Group or a Restricted Subsidiary of OI Group, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of OI Group which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on January 24, 2002.

“Global Note” means a Note issued to evidence all or a part of the Notes that is executed by the Company and authenticated and delivered by the Trustee to a Depositary or pursuant to such Depositary’s instructions, all in accordance with this Indenture and pursuant to Sections 2.01, 2.02, 2.06(d) or 2.06(g), which shall be registered as to principal and interest in the name of such Depositary or its nominee.

“Global Security” means a Note issued to evidence all or a part of the Notes that is executed by the Company and authenticated and delivered by the Trustee to a Depositary or pursuant to such Depositary’s instructions, all in accordance with this Indenture and pursuant to Section 2.01, which shall be registered as to principal and interest in the name of such Depositary or its nominee.

“Global Security Legend” means the legend set forth in Section 2.06(f)(ii) which is required to be placed on all Global Securities issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, (i) the United States, and the payment for which the United States pledges its full faith and credit, (ii) Switzerland, and the payment for which Switzerland pledges its full faith and credit, or (iii) any country that is a member of the European Union as of the date of the Indenture for which such country pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means: (1) OI Group and OBGC; (2) each other direct or indirect Domestic Subsidiary of OI Group that guarantees the Credit Agreement as of the Issue Date; and (3) each future direct or indirect Domestic Subsidiary of OI Group that guarantees the Credit Agreement or is otherwise required to Guarantee the Notes pursuant to the Indenture and, in each case, executes a Guarantee of the Notes in accordance with the provisions of this Indenture; and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under: (1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates; (2) currency exchange swap agreements, currency exchange cap agreements, currency exchange collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in currency values; and (3) commodity swap agreements; commodity cap agreements, commodity collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in commodity prices.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of: (1) borrowed money; (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (3) banker’s acceptances; (4) representing Capital Lease Obligations; (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued liability or trade payable; or (6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes the lesser of the Fair Market Value on the date of incurrence of any asset of the specified Person subject to a Lien securing the Indebtedness of others and the amount of such Indebtedness secured and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP, any asset retirement obligations, any prepayments of deposits received from clients or customers in the ordinary course of business, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or any obligations in respect of workers’ compensation claims, early retirement settlement or termination obligations, pension fund obligations or contributions to similar claims, obligations or contributions. For the avoidance of doubt and notwithstanding the above, the term “Indebtedness” excludes any accrued expenses and trade payables.

The amount of any Indebtedness outstanding as of any date shall be: (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and (2) the principal amount thereof, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Initial Securities” means Notes issued pursuant to Section 2.02 hereof, in each case for so long as such securities constitute “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes such a restricted security.

“Intercompany Indebtedness” means any Indebtedness of OI Group or any Subsidiary of OI Group which, in the case of OI Group, is owing to ~~OI Inc.~~Survivor Party, any Parent or any Subsidiary of OI Group and, in the case of any Subsidiary of OI Group, is owing to OI Group or any other Subsidiary of OI Group~~.~~; provided, however, that any payments by OI Group to Survivor Party in connection with any such Indebtedness incurred after the Consent Effective Date are used to pay the claims, expenses, liabilities and other costs described in clauses (ii), (iii) and (iv) of the definition of Ordinary Course Payments to Parent.

“Intercreditor Agreement” means the Third Amended and Restated Intercreditor Agreement, dated as of May 19, 2011, by and among Deutsche Bank AG, New York Branch, as administrative agent for the lenders party to the Credit Agreement, Deutsche Bank Trust Company Americas, as collateral agent and any other parties thereto, as amended, amended and restated or otherwise modified from time to time.

“Investment Grade Permitted Liens” means: (1) Liens arising under the Collateral Documents other than Liens securing the OI Inc. 2018 Debentures on the Issue Date; (2) Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group, the Company or any Domestic Subsidiary of OI Group; provided, however, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by OI Group, the Company or any Domestic Subsidiary after January 24, 2002; (3) Liens in favor of OI Group, the Company or any Domestic Subsidiary of OI Group; (4) Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group, the Company or any Domestic Subsidiary of OI Group; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group, the Company or the Domestic Subsidiary; (5) Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group, the Company or any Domestic Subsidiary of OI Group, provided that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group, the Company or the Domestic Subsidiary; (6) Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, provided that: (a) such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured; (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (7) Liens to secure any Capital Lease Obligation or operating lease, including any interest or title of a lessor under any Capital Lease Obligation or operating lease; (8) Liens encumbering customary initial deposits and margin deposits; (9) Liens securing Indebtedness under Hedging Obligations; (10) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group, the Company or any of the Domestic Subsidiaries in the ordinary course of business of OI Group, the Company and the Domestic Subsidiaries; (11) Liens on or sales of receivables and customary cash reserves established in connection therewith; (12) Liens securing OI Group’s, the Company’s or any Domestic Subsidiary’s obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; (13) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (14) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or Liens over cash accounts securing cash management services (including overdrafts), to implement cash pooling arrangements or to cash-collateralize letters of credit; and (15) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement.

“Investment Grade Ratings” means a debt rating of the Notes of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s or in the event S&P or Moody’s shall cease rating the Notes and the Company shall select any other Rating Agency, the equivalent of such ratings by such other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons in the forms of loans (including Guarantees thereof), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If OI Group or any Restricted Subsidiary of OI Group sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of OI Group such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of OI Group, OI Group shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.12. The acquisition by OI Group or any Restricted Subsidiary of OI Group of a Person that holds an Investment in a third Person shall be deemed to be an Investment by OI Group or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.12.

“Issue Date” means March 22, 2013.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity” when used with respect to any Note, means the date on which the principal of such Note or an installment of principal becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Merger Party” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.”

“Moody’s” means Moody’s Investors Service, Inc. or any successor rating agency.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by OI Group or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of any bona fide direct costs relating to such Asset Sale, including, without limitation, reasonable legal, accounting and investment banking fees, reasonable sales commissions, any reasonable relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness that is paid with the proceeds of such Asset Sale and any reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and for the after-tax cost of any indemnification payments (fixed and contingent) attributable to sellers’ indemnities to the purchaser.

“New Holdings” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.”

“NewCo LLC” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.”

“Non-Recourse Debt” means Indebtedness: (1) as to which neither OI Group nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default with respect to which (including any rights that the Holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any Holder of any other Indebtedness of OI Group or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of OI Group or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” has the meaning set forth in the recitals hereto.

“OBGC” means Owens-Brockway Glass Container Inc., an indirect, wholly-owned subsidiary of OI Group.

“OBGC Existing Senior Notes” means OBGC’s 3.00% Exchangeable Senior Notes due 2015 and its 7.375% Senior Notes due 2016.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated March 19, 2013 relating to the sale of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Executive or Senior Vice President, any Vice-President, the Treasurer, the Controller, the Secretary, any Assistant Treasurer, any Assistant Secretary of the Company or OI Group, as the case may be, any managing director of the Company or any duly authorized attorney appointed by the board of managing directors of the Company.

“Officers’ Certificate” means a certificate signed by two Officers, one of whom must be the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the principal accounting officer of OI Group or the Company, as the case may be.

“Offshore Security Agreements” has the meaning assigned to such term in the Credit Agreement.

“OI Group” means Owens-Illinois Group, Inc., a Delaware corporation.

“OI Inc.” means Owens-Illinois, Inc., a Delaware corporation, and its successors and assigns.

“OI Inc. 2018 Debentures” means OI Inc.’s $250.0 million aggregate principal amount of 7.80% Senior Debentures due 2018.

~~“OI Inc. Indebtedness” means the Indebtedness of OI Inc. outstanding as of any date pursuant to: (i) the OI Inc. 2018 Debentures, and (ii) any other debt facilities, commercial paper facilities, notes, debentures or other financing instruments or any combination thereof, including any refinancing, renewal, redemption, replacement or restructuring thereof.~~

“~~OI Inc.~~ Ordinary Course Payments to Parent” means loans, dividends or other distributions by, or payments of Intercompany Indebtedness from, OI Group ~~to OI Inc.~~or any of its Restricted Subsidiaries to any Parent or Survivor Party necessary to permit ~~OI Inc. to pay~~any Parent or Survivor Party to pay (or to permit any Parent to make payments to Survivor Party to pay) any of the following items: (i) Permitted ~~OI Inc.~~Parent Debt Obligations; (ii) claims of persons for exposure to asbestos-containing products and fees, costs and expenses related thereto; (iii) consolidated tax liabilities of ~~OI Inc. and its~~any Parent or Survivor Party and their respective Subsidiaries; and (iv) general administrative costs and other on-going expenses of ~~OI Inc.~~any Parent or Survivor Party in the ordinary course of business.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Parent” means any of OI Inc. and any Other Parent and any other Person that is a Subsidiary of OI Inc. or any Other Parent and of which OI Group is a Subsidiary. As used herein, “Other Parent” means a Person of which OI Group becomes a Subsidiary after the Issue Date; provided that immediately after OI Group first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of OI Group or a Parent of OI Group immediately prior to OI Group first becoming such Subsidiary.

“Participant” means, with respect to the Depositary, a Person who has an account with such Depositary.

“Parent Indebtedness” means the Indebtedness of any Parent or Survivor Party outstanding as of any date pursuant to any debt facilities, commercial paper facilities, notes, debentures or other financing instruments or any combination thereof, including any refinancing, renewal, redemption, replacement or restructuring thereof; provided, however, that the proceeds of any such Indebtedness of Survivor Party incurred after the Consent Effective Date are used to pay the claims, expenses, liabilities and other costs described in clauses (ii), (iii) and (iv) of the definition of Ordinary Course Payments to Parent.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum) by OI Group and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto.

“Permitted Investments” means: (1) any Investment in the Company, OI Group or in a Restricted Subsidiary of OI Group; (2) any Investment in cash or Cash Equivalents and, with respect to Foreign Subsidiaries, short term Investments similar to Cash Equivalents customarily used in the countries in which such Foreign Subsidiaries are located; (3) any Investment by OI Group or any Restricted Subsidiary of OI Group in a Person, if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary of OI Group; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, OI Group or a Restricted Subsidiary of OI Group; (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.11; (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of ~~OI Inc.~~any Parent, the Company or OI Group; (6) Hedging Obligations; (7) advances to employees, officers and directors for business-related expenses incurred in the ordinary course of business and in compliance with applicable law; (8) obligations of employees, officers and directors, not in excess of $10.0 million outstanding at any one time, in the aggregate, in connection with such employees’, officers’ or directors’ acquisition of shares of ~~OI Inc.~~ common stock of any Parent, so long as no cash is actually advanced to such employees, officers or directors in connection with the acquisition of any such shares; (9) any Investment existing on the Issue Date, and any extension, modification or renewal of any Investment existing on the Issue Date, provided that the amount of any such Investment may not be increased except (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture; (10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other such Investments outstanding at any such time, not to exceed $200.0 million; (11) any Investment in connection with the purchase or sale of accounts receivable evidencing the deferred purchase price of receivables (and related assets) and/or a line of credit, which may be irrevocable, from OI Group or any Restricted Subsidiary in connection with such receivables transaction with the receivables entity, which deferred purchase price or line is repayable from cash available to the receivables entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables; (12) Investments in one or more Persons engaged in a line of business which is complementary, reasonably related, ancillary or incidental to any business in which OI Group or its Restricted Subsidiaries is engaged as of the Issue Date, in an aggregate amount not to exceed 10.0% of Tangible Assets at any time outstanding; (13) Investments in Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to OI Group or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor; (14) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business; ~~and~~ (15) Investments in ~~OI Inc.~~Parent Indebtedness; and (16) Investments in Survivor Party pursuant to the Specified Modernization Transaction substantially concurrently with the consummation thereof.

“Permitted Liens” means: (1) Liens arising under the Collateral Documents other than Liens securing the OI Inc. 2018 Debentures on the Issue Date; (2) Liens incurred after the Issue Date on the assets (including shares of Capital Stock and Indebtedness) of OI Group or any Restricted Subsidiary of OI Group; provided, however, that the aggregate amount of Indebtedness and other obligations at any time outstanding secured by such Liens pursuant to clause (1) above and this clause (2) shall not exceed the sum of $5.5 billion plus 50% of Tangible Assets acquired by OI Group, the Company or any Guarantor or that are owned by any Restricted Subsidiary that becomes a Guarantor after January 24, 2002; (3) Liens in favor of OI Group or any Restricted Subsidiary of OI Group; (4) Liens on property or shares of capital stock of a Person existing at the time such Person is merged with or into or consolidated with OI Group or any Restricted Subsidiary of OI Group; provided that such Liens were not incurred in connection with or in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with OI Group or the Restricted Subsidiary; (5) Liens on property or shares of capital stock existing at the time of acquisition thereof by OI Group or any Restricted Subsidiary of OI Group, provided that such Liens were not incurred in connection with or in contemplation of such acquisition and do not extend to any property other than the property so acquired by OI Group or the Restricted Subsidiary; (6) Liens on property or shares of capital stock of any Foreign Subsidiary, including shares of capital stock of any Foreign Subsidiary owned by a Domestic Subsidiary, to secure Indebtedness of a Foreign Subsidiary permitted to be incurred under this Indenture other than Indebtedness incurred by the Company pursuant to clauses (6), (7) (only insofar as such clause applies to clauses (6) and (7) of Permitted Debt and clause (2) of Permitted Debt if the Indebtedness being refinanced is unsecured), 11(i) and (13) of Permitted Debt or the first paragraph of Section 4.13; (7) Liens (including extensions and renewals thereof) upon real or personal (whether tangible or intangible) property acquired after the Issue Date, provided that: (a) such Lien is created solely for the purpose of securing Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment subject thereto and such Lien is created prior to, at the time of or within 12 months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, plant or equipment or to refinance any such Indebtedness previously so secured; (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost; and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (8) Liens to secure any Capital Lease Obligation or operating lease, including any interest or title of a lessor under any Capital Lease Obligation or operating lease; (9) Liens encumbering customary initial deposits and margin deposits; (10) Liens securing Indebtedness under Hedging Obligations; (11) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by OI Group or any of its Restricted Subsidiaries in the ordinary course of business of OI Group and its Restricted Subsidiaries; (12) Liens on or sales of receivables and customary cash reserves established in connection therewith; (13) Liens securing OI Group’s or any of its Restricted Subsidiaries’ obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of inventory or other goods; (14) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (15) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, or Liens over cash accounts securing cash management services (including overdrafts), to implement cash pooling arrangements or to cash-collateralize letters of credit; (16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and (17) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness.

“Permitted ~~OI Inc.~~Parent Debt Obligations” means Obligations with respect to ~~OI Inc.~~Parent Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of OI Group or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund such other Indebtedness of OI Group or any of its Restricted Subsidiaries (other than Intercompany Indebtedness); provided that: (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed for more than 60 days the principal or commitment amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any premiums necessary to accomplish such refinancing and such expenses incurred in connection therewith); (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Agreement” means the Third Amended and Restated Pledge Agreement, dated as of May 19, 2011, by and among OI Group, OI Packaging, and Deutsche Bank Trust Company Americas, as collateral agent, as amended, amended and restated or otherwise modified from time to time.

“Principal” of a Note means the principal amount due on the Maturity of the Note plus the premium, if any, on the Note.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means any of: (1) S&P; (2) Moody’s; or (3) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, a security rating agency or agencies, as the case may be, nationally recognized in the United States, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be, and, in each case, any successors thereto.

“Register” has the meaning specified in Section 2.03 of this Indenture.

“Registrar” has the meaning specified in Section 2.03 of this Indenture.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Security” means a Global Security bearing the Global Security Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Regulation S.

“Responsible Officer” when used with respect to the Trustee, means any officer or assistant officer of the Trustee (or any successor of the Trustee) including any director, associate director, assistant secretary or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Security” means a Definitive Security bearing the Private Placement Legend.

“Restricted Global Security” means a Global Security bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, with respect to the Notes, the 40-day restricted period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Inc., a New York corporation, or any successor rating agency.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of May 19, 2011, entered into by and among OI Group, each of the direct and indirect subsidiaries of OI Group signatory thereto, each additional grantor that may become a party thereto, and Deutsche Bank Trust Company Americas, as collateral agent, as amended, amended and restated, or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary of OI Group that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect as of the Issue Date.

“Specified Modernization Transaction” means at any time on or after the Consent Effective Date, a series of transactions pursuant to which (i) OI Inc. will form (1) a new holding company, which shall be a corporation organized under the laws of Delaware (“New Holdings”) as a direct wholly-owned subsidiary of OI Inc. and sister company to OI Group and (2) a second new holding company, which shall be a limited liability company organized under the laws of Delaware (“NewCo LLC”) as a direct wholly-owned subsidiary of OI Inc. and sister company to OI Group and New Holdings, (ii) New Holdings will form a subsidiary (“Merger Party”) as a direct wholly-owned subsidiary of New Holdings, (iii) OI Inc. will merge with and into Merger Party, with Merger Party as the surviving entity (such entity, “Survivor Party”), as a result of which (1) Survivor Party will be a wholly-owned direct subsidiary of New Holdings and (2) each of OI Group and NewCo LLC will be wholly-owned direct subsidiaries of Survivor Party and (iv) Survivor Party will distribute 100% of the Capital Stock of OI Group to New Holdings, as a result of which (1) OI Group will be a direct wholly-owned subsidiary of New Holdings and sister company to Survivor Party, (2) NewCo LLC will remain as a direct wholly-owned subsidiary of Survivor Party and (3) Survivor Party will remain as a wholly-owned direct subsidiary of New Holdings. The definition of “Specified Modernization Transaction” shall include any transaction or series of related transactions (whether or not such transactions occur before, concurrently or after other transactions), reasonably related or complementary to the transactions described in the foregoing sentence as well as entry by the applicable parties into documentation evidencing the foregoing, including any documentation entered into by OI Inc., New Holdings, Survivor Party or NewCo LLC necessary to ensure the solvency of, or satisfy the funding obligations with respect to, Survivor Party and the performance by the parties thereto of their respective obligations thereunder, and the making of any governmental or similar filings in connection therewith.

“Specified New Senior Debt” means Specified New Senior Debt as defined in the Intercreditor Agreement.

“Stated Maturity” means, with respect to any installment of interest or Principal on any series of Indebtedness, the date on which such payment of interest or Principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or Principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person: (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Survivor Party” has the meaning assigned to that term in the definition of “Specified Modernization Transaction.”

“Tangible Assets” means the total consolidated assets, less goodwill and intangibles, of OI Group and its Restricted Subsidiaries, as shown on the most recent balance sheet of OI Group.

“TIA” means the Trust Indenture Act of 1939, as amended from time to time, and as in effect on the date of execution of this Indenture; provided, however, that in the event the TIA is amended after such date, “TIA” means, to the extent required by such amendment, the Trust Indenture Act, as so amended.

“Trustee” means the party named as such above until a successor becomes such pursuant to this Indenture and thereafter means or includes each party who is then a trustee hereunder.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Definitive Securities” means one or more Definitive Securities that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Security” means a Global Security that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Security” attached hereto, and that is deposited with or on behalf of and registered in the name of a Depositary, representing Notes that do not and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of OI Group (other than the Company) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (1) has no Indebtedness other than Non-Recourse Debt; (2) is not party to any agreement, contract, arrangement or understanding with OI Group or any Restricted Subsidiary of OI Group unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to OI Group or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of OI Group; (3) is a Person with respect to which neither OI Group nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of OI Group or any of its Restricted Subsidiaries; and (5) has at least one director on its Board of Directors that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of OI Group or any of its Restricted Subsidiaries. Any designation of a Restricted Subsidiary of OI Group as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.12. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of OI Group as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.13, OI Group shall be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02.   Other Definitions.

Term	Defined in Section
“Additional Amounts”	3.07
“Additional Securities”	2.01
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Bankruptcy Law”	6.01
“Custodian”	6.01
“Directive”	3.07
“Event of Default”	6.01
“Legal Holiday”	11.07
“Obligations”	10.01
“Payment Default”	6.01
“Place of Payment”	2.01
“redemption price”	3.03
“Taxes”	3.07
“Taxing Jurisdiction”	3.07

Section 1.03.   Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a specific provision of the TIA, that specific provision (including any relevant TIA definitions used in such specific provision) is incorporated by reference in and made a part of this Indenture. The following TIA term used in this Indenture has the following meaning:

“obligor” on the Notes means the Company, the Guarantors and any successor obligors on the Notes and the Guarantees of the Notes, as applicable.

Section 1.04.   Rules of Construction.

Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)	“or” is not exclusive;

(iv)	words in the singular include the plural, and in the plural include the singular; and

(v)	provisions apply to successive events and transactions.

ARTICLE 2.

THE SECURITIES

Section 2.01.   Unlimited in Amount, Form and Dating.

The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The Company may issue additional Notes after Notes have been issued (“Additional Securities”). The Notes together with any Additional Securities would be treated as a single class for all purposes under this Indenture, including without limitation, waivers, amendments, redemptions and offers to the purchase.

If a Holder of Notes holds Notes as Definitive Securities and has given wire transfer instructions to the Company, the Company will pay all Principal and any interest or Additional Amounts, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Principal of and any interest on the Notes shall be payable at the office or agency of the Company designated in the form of Note (each such place herein called the “Place of Payment”); provided, however, that payment of interest may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Register referred to in Section 2.03.

Global and Definitive Securities. Notes may be issued as Global Securities or as Definitive Securities and shall be in substantially the form of Exhibit D attached hereto (including the Global Security Legend thereon and the “Schedule of Exchanges of Interests in the Global Security” attached thereto). Each Global Security shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of such outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, purchases and cancellations. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Common Depositary or the Principal Paying Agent, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Global Securities that are held by Participants through Euroclear or Clearstream.

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.

Section 2.02.   Execution and Authentication.

One Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time the Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual or facsimile signature of the authorized signatory of the Trustee or the Authenticating Agent. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Notwithstanding the foregoing, if any Note shall have been authenticated and delivered hereunder but never issued and sold by the Company, the Company shall deliver such Note to the Trustee for cancellation pursuant to Section 2.10.

The Trustee will, upon receipt of a written order of the Company signed by one Officer (an “Authentication Order”) authenticate or cause the Authenticating Agent to authenticate the Notes for original issue that may be validly issued under this Indenture, including any Additional Securities.

The Trustee may appoint one or more authenticating agents (each, an “Authenticating Agent”) acceptable to the Company to authenticate Notes. Such an agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. The Trustee hereby appoints Deutsche Bank Luxembourg S.A. as Authenticating Agent. Deutsche Bank Luxembourg S.A. hereby accepts such appointment and the Company hereby confirms that such appointment is acceptable to it.

Section 2.03.   Registrar and Paying Agent.

The Company shall maintain one or more paying agents (each a “Paying Agent”) for the Notes, including in London (the “Principal Paying Agent”). The Company shall ensure it maintains a Paying Agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to any law implementing or complying with or introduced in order to conform to any European Council Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000.

The initial Principal Paying Agent will be Deutsche Bank AG, London Branch, in London.

The Company shall also maintain a registrar (the “Registrar”) with offices in Luxembourg and one or more transfer agents with offices in London and Luxembourg (each, a “Transfer Agent”). The initial Registrar will be Deutsche Bank Luxembourg, S.A. in Luxembourg, until the Company shall designate and maintain some other office or agency for one or more of such purposes and Deutsche Bank Luxembourg, S.A. hereby accepts such appointment. The initial Transfer Agents shall be Deutsche Bank AG, London Branch, in London and Deutsche Bank Luxembourg, S.A. in Luxembourg, until the Company shall designate and maintain some other office or agency for one or more of such purposes, and each hereby accepts such appointment. The Company will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at Deutsche Bank AG, London Branch, with respect to the Notes, and Deutsche Bank Luxembourg S.A., with respect to the Notes, and the Company hereby appoints the Deutsche Bank AG, London Branch, as its agent to receive all such presentations, surrenders, notices and demands for the Notes and Deutsche Bank Luxembourg S.A., as its agent to receive all such presentations, surrenders, notices and demands for the Notes. The Registrar and the Transfer Agents in Luxembourg will maintain a register (the “Register”) reflecting ownership of Definitive Securities outstanding from time to time and will make payments on and facilitate transfers of definitive registered notes on behalf of the Company. The Register shall be in written form or any other form capable of being converted into written form within a reasonable time. At all reasonable times, the Register shall be open to inspection by the Trustee and the Paying Agent.

The Company may change the Paying Agent, the Registrar or the Transfer Agent without prior notice to the Holders and the Company or one of its Restricted Subsidiaries may act as Paying Agent, Registrar or Transfer Agent; provided, however, that in no event may the Company appoint a Principal Paying Agent in any member state of the European Union where the Principal Paying Agent would be obliged to withhold or deduct tax in connection with any payment made by it in relation to the Notes unless the Principal Paying Agent would be so obliged if it were located in all other member states.

So long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market, the Company shall maintain a registrar and transfer agent in Luxembourg. If the Notes are listed on any other securities exchange, the Company will satisfy any requirement of such securities exchange as to paying agents, registrars and transfer agents. So long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market, the Company will publish a notice of any change of Paying Agent, Registrar or Transfer Agent in a newspaper having a general circulation in Luxembourg (currently expected to be the Luxemburger Wort) or on the official website of the Luxembourg Stock Exchange (www.bourse.lu) or otherwise in accordance with the requirements of the rules of the Luxembourg Stock Exchange.

The Company may remove any Registrar or Paying Agent upon 30 days written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until, if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement is entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee. A Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

Section 2.04.   Paying Agent to Hold Money in Trust.

Whenever the Company has one or more Paying Agents it shall, prior to each due date of the Principal of or interest on, any Notes, deposit with a Paying Agent a sum sufficient to pay the Principal or interest so becoming due and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act.

The Company will require each Paying Agent other than the Trustee to agree in writing, and each Paying Agent which is a party to this Indenture, by its execution hereof, hereby agrees, that such Paying Agent shall hold all money held by such Paying Agent for the payment of Principal or interest on the Notes, and that such Paying Agent shall notify the Trustee of any Default by the Company or any other obligor of the Notes in making any such payment and at any time during the continuance of any such Default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held by such Paying Agent. If the Company or an Affiliate acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon so doing, the Paying Agent (if other than the Company or an Affiliate of the Company) shall have no further liability for such money. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes. A Paying Agent shall not be obliged to pay the Holders of the Notes (or make any other payment) unless and until such time as it has confirmed receipt of funds sufficient to make the relevant payment.

Section 2.05.   Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee or the Principal Paying Agent is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee and each Paying Agent at least seven Business Days before each interest payment date and at such other times as the Trustee or the Principal Paying Agent may request in writing, a list in such form and as of such date as the Trustee or the Paying Agent may require of the names and addresses of Holders relating to such interest payment date or request, as the case may be.

Section 2.06.   Transfer and Exchange.

(a)               Transfer and Exchange of Global Securities. A Global Security may not be transferred as a whole except by a Depositary to a nominee of such Depositary, by a nominee of such Depositary to a Depositary or to another nominee of a Depositary, or by a Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Securities will not be exchanged by the Company for Definitive Securities unless (i) the Company delivers to the Trustee notice from Euroclear or Clearstream that it is unwilling or unable to continue to act as a depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Company within 120 days after the date of such notice; (ii) the Company in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Definitive Securities and delivers a written notice to such effect to the Trustee or (iii) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the owner of a book-entry interest to issue Definitive Securities. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Securities shall be issued in such names as Euroclear and Clearstream shall instruct the Trustee. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.09, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.06(b), (c) or (d).

(b)               Transfer and Exchange of Beneficial Interests in Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the applicable Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Securities shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Securities also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)                 Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Restricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Security in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Security may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)              All Other Transfers and Exchanges of Beneficial Interests in Global Securities. In connection with all transfers and exchanges of beneficial interests in any Global Security that is not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from a Participant or an Indirect Participant given to the applicable Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Securities contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the Principal amount of the relevant Global Security(s) pursuant to Section 2.06(g).

(iii)            Transfer of Beneficial Interests to Another Restricted Global Security. A beneficial interest in any Restricted Global Security may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Security if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar receives the following:

(A)   if the transferee will take delivery in the form of a beneficial interest in a 144A Global Security, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications in item (1) thereof; and

(B)   if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Security, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications in item (2) thereof.

If any such transfer is effected pursuant to subparagraph (B) above at a time when an Unrestricted Global Security has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee or the Authenticating Agent shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) above.

Beneficial interests in an Unrestricted Global Security cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Security.

(c)               Transfer and Exchange of Beneficial Interests in Global Securities for Definitive Securities. A beneficial interest in a Global Security may not be exchanged for a Definitive Security except under the circumstances described in Section 2.06(a). A beneficial interest in a Global Security may not be transferred to a Person who takes delivery thereof in the form of a Definitive Security except under the circumstances described in Section 2.06(a).

(d)               Transfer and Exchange of Definitive Securities for Beneficial Interests in Global Securities.

(i)                 Restricted Definitive Securities to Beneficial Interests in Restricted Global Securities. If any Holder of a Restricted Definitive Security proposes to exchange such Restricted Definitive Security for a beneficial interest in a Restricted Global Security or to transfer such Restricted Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Security, then, upon receipt by the Registrar of the following documentation:

(A)   if the Holder of such Restricted Definitive Security proposes to exchange such Restricted Definitive Security for a beneficial interest in a Restricted Global Security, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (2)(a) thereof;

(B)   if such Restricted Definitive Security is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit A hereto, including the certifications in item (1) thereof;

(C)   if such Restricted Definitive Security is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit A hereto, including the certifications in item (2) thereof;

(D)   if such Restricted Definitive Security is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit A hereto, including the certifications in item (3)(a) thereof;

(E)   if such Restricted Definitive Security is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit A hereto, including the certifications in item (3)(b) thereof, or

(F)   if such Restricted Definitive Security is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit A hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Security, and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Security, in the case of clause (B) above, the 144A Global Security, and in the case of clause (C) above, the Regulation S Global Security.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(i), the Trustee shall cancel the Definitive Securities and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Security.

(ii)              Unrestricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of an Unrestricted Definitive Security may exchange such Unrestricted Definitive Security for a beneficial interest in an Unrestricted Global Security or transfer such Unrestricted Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Security and increase or cause to be increased the aggregate Principal amount of one of the Unrestricted Global Securities.

(e)               Transfer and Exchange of Definitive Securities for Definitive Securities. Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i)                 Restricted Definitive Securities to Restricted Definitive Securities. Any Restricted Definitive Security may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Security if the Registrar receives the following:

(A)   if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications in item (1) thereof,

(B)   if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications in item (2) thereof, and

(C)   if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit A hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(ii)              Unrestricted Definitive Securities to Unrestricted Definitive Securities. A Holder of Unrestricted Definitive Securities may transfer such Unrestricted Definitive Securities to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Securities pursuant to the instructions from the Holder thereof

(f)                Legends. The following legends shall appear on the face of all Global Securities and Definitive Securities issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i)                 Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Security and each Definitive Security (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE AND THE GUARANTEES ENDORSED HEREON HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY OTHER U.S. STATE OR OTHER JURISDICTION. NEITHER THIS NOTE, THE GUARANTEES ENDORSED HEREON NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON, BY ITS ACCEPTANCE HEREOF ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, (1) REPRESENTS THAT IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION PURSUANT TO RULE 904 OF REGULATION S UNDER THE SECURITIES ACT (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE WHICH IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE OF THIS NOTE, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL SECURITIES, AND THE LAST DATE ON WHICH OI EUROPEAN GROUP B.V. (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON (OR ANY PREDECESSOR OF THIS NOTE AND THE GUARANTEES ENDORSED HEREON) (THE “RESALE RESTRICTION TERMINATION DATE”), ONLY (A) TO THE COMPANY, OWENS-ILLINOIS GROUP, INC. OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES AND THE GUARANTEES ENDORSED THEREON ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFSHORE TRANSACTIONS TO NON-U.S. PERSONS OCCURRING OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (2) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THIS NOTE IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND (3) AGREES THAT IT GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF A HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ACCEPTANCE OF THIS NOTE, EACH ACQUIRER AND SUBSEQUENT TRANSFEREE OF A NOTE WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH ACQUIRER OR TRANSFEREE TO ACQUIRE AND HOLD THE NOTE CONSTITUTES ASSETS OF ANY EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), ANY PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-UNITED STATES OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO THE PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLAN, ACCOUNT AND ARRANGEMENT (EACH, A “PLAN”) OR (B) THE ACQUISITION AND HOLDING OF THE NOTE WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR ANY SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(B) Notwithstanding the foregoing, any Global Security or Definitive Security issued pursuant to subparagraph, (d)(ii) or (e)(ii), of this Section 2.06 or any Global Security or Definitive Security initially issued by the Company pursuant to an effective registration statement under the Securities Act (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)              Global Security Legend. Each Global Security shall bear a legend in substantially the following form:

“THIS NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS NOTE MAY BE DELIVERED TO THE TRUSTEE OR ITS AGENT FOR CANCELLATION PURSUANT TO SECTION 2.10 OF THE INDENTURE AND (IV) THIS NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED, BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY (AND ANY PAYMENT HEREON IS MADE TO SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL BECAUSE THE REGISTERED OWNER HEREOF, SUCH ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITORY, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE COMMON DEPOSITORY, NOMINEES OF THE COMMON DEPOSITORY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.”

(g)               Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Trustee in accordance with Section 2.10. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Notes represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the applicable Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the applicable Depositary at the direction of the Trustee to reflect such increase.

(h)               General Provisions Relating to Transfers and Exchanges.

(i)                 Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall issue and execute and the Trustee or the Authenticating Agent shall authenticate Global Securities and Definitive Securities upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)              No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer tax or similar governmental charge payable upon exchanges pursuant to Sections 2.09, 3.06 or 9.04).

(iii)             All Global Securities and Definitive Securities issued upon any registration of transfer or exchange of Global Securities or Definitive Securities shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Securities or Definitive Securities surrendered upon such registration of transfer or exchange.

(iv)             The Company and the Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (c) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(v)               Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of Principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vi)             The Trustee or the Authenticating Agent shall authenticate Global Securities and Definitive Securities in accordance with the provisions of Section 2.02.

(vii)            All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(viii)            Each Holder of a Note agrees to indemnify the Company, the Trustee and any Agent against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07.	Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate, or cause the Authenticating Agent to authenticate, a replacement Note if the Company’s and the Trustee’s requirements are met. The Trustee or the Company may require an indemnity bond to be furnished which is sufficient in the judgment of both to protect the Company, the Trustee, and any Agent from any loss which any of them may suffer if a Note is replaced. The Company may charge such Holder for its expenses in replacing a Note.

Every replacement Note is an obligation of the Company and shall be entitled to all the benefit of this Indenture equally and proportionately with any and all other Notes.

Section 2.08.	Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee or the Authenticating Agent, except for those cancelled by it, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding. Except as set forth in the final paragraph of this Section 2.08, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If Notes are considered paid under Section 4.01, they cease to be outstanding and interest on them ceases to accrue.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes as to which a Trust Officer of the Trustee has actual knowledge are so owned shall be so disregarded. Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall not be deemed to be outstanding for purposes of Section 3.08.

Section 2.09.	Temporary Notes.

Until definitive Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate, or cause the Authenticating Agent to authenticate, temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee or the Authenticating Agent shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.10.	Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and any Paying Agent shall forward to the Trustee or its agent any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and the Trustee shall destroy cancelled Notes and provide a certificate of destruction to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.11.	Defaulted Interest.

If the Company fails to make a payment of interest on the Notes, it shall pay such defaulted interest plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. It may elect to pay such defaulted interest, plus any such interest payable on it, to the Persons who are Holders of such Notes on which the interest is due on a subsequent special record date, which special record date shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money in the currency or currency unit in which the Notes are payable, equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest. Thereupon the Company shall fix a special record date for the payment of such defaulted interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment. The Company shall cause notice of the proposed payment of such defaulted interest and the special record date therefor to be mailed to each Holder of Notes at the address as it appears in the Register referred to in Section 2.03, not less than 10 days prior to such special record date. Notice of the proposed payment of such defaulted interest and the special record date therefor having been so mailed, defaulted interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date.

Section 2.12.	Special Record Dates.

(a)               The Company may, but shall not be obligated to, set a record date for the purpose of determining the identity of Holders entitled to consent to any supplement, amendment or waiver permitted by this Indenture. If a record date is fixed, the Holders of Notes outstanding on such record date, and no other Holders, shall be entitled to consent to such supplement, amendment or waiver or revoke any consent previously given, whether or not such Holders remain Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Notes required hereunder for such amendment or waiver to be effective shall have also been given and not revoked within such 90-day period.

(b)               The Company may, but shall not be obligated to, fix any day as a record date for the purpose of determining the Holders of Notes entitled to join in the giving or making of any notice of Default, any declaration of acceleration, any request to institute proceedings or any other similar direction. If a record date is fixed, the Holders of Notes outstanding on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided, however, that no such action shall be effective hereunder unless taken on or prior to the date 90 days after such record date.

(c)               The Company, in the event of defaulted interest, shall set a special record date in accordance with Section 2.11.

Section 2.13.	CUSIP, Common Code and ISIN Numbers.

The Company in issuing Notes may use “CUSIP”, “Common Code” or “ISIN” numbers or both numbers, and, if so used, the Trustee shall use such “CUSIP”, “Common Code” or “ISIN” numbers or both numbers in notices as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on such Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on such Notes, and any such action relating to such notice shall not be affected by any defect in or omission of such numbers in such notice. The Company shall promptly notify the Trustee of any change in the “CUSIP”, “Common Code” or “ISIN” numbers.

Section 2.14.	Denominations.

The Notes shall be issuable only in registered form without coupons and only in denominations of €100,000 or an integral multiple of €1,000 above such minimum denomination amount.

Section 2.15.	Agents.

(a)               The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint or joint and several.

(b)               The Company and the Agents acknowledge and agree that in the event of an Event of Default, the Trustee may, by notice in writing to the Company and the Agents, require that the Agents act as agents of, and take instructions exclusively from, the Trustee.

ARTICLE 3.

REDEMPTION

Section 3.01.	Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 3.08 hereof or any change of control provisions hereof, it shall notify the Trustee of the redemption date and the principal amount of Notes to be redeemed.

The Company shall give the notice provided for in this Section at least 15 days before the redemption date (unless a shorter notice period shall be satisfactory to the Trustee), which notice shall specify the provisions of such Notes pursuant to which the Company elects to redeem such Notes.

Any redemption and notice may, in the Company’s discretion, be subject to satisfaction of one or more conditions precedent.

Section 3.02.	Selection of Notes to Be Redeemed.

If less than all of the outstanding Notes are to be redeemed at any time, the Trustee (or the Registrar, as applicable) shall select Notes for redemption as follows:

(1)               if the Notes are listed, in compliance with the requirements of the principal securities exchange on which the Notes are listed (as certified to the Trustee by the Company); or

(2)               if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

Neither the Trustee nor the Registrar shall be liable for any selections made by it in accordance with this paragraph.

Notes and portions thereof that the Trustee selects shall be in amounts of more than €1,000. No Notes of €100,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of such Notes held by such Holder shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly in writing of the Notes or portions of Notes to be called for redemption.

Section 3.03.	Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Company shall mail a notice of redemption to each Holder whose Notes are to be redeemed at the address of such Holder as it appears in the Register referred to in Section 2.03.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note.

The notice shall identify the Notes to be redeemed and shall state:

(1)               the redemption date and record date;

(2)               the redemption price fixed in accordance with the terms of the Notes to be redeemed, plus accrued interest, if any, to the date fixed for redemption (the “redemption price”);

(3)               if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued;

(4)               the name and address of the Paying Agent;

(5)               that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)               that, unless the Company defaults in payment of the redemption price, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)               the conditions precedent, if any, to the redemption; and

(8)               the CUSIP number, Common Code number or ISIN number, if any, of the Notes to be redeemed.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense. The notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice of the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

For Notes which are represented by Global Securities held on behalf of Euroclear or Clearstream, notices of redemption may be given by delivery of the relevant notices to Euroclear and Clearstream, as applicable, for communication to entitled account holders in substitution of any mailing.

So long as any Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market of the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, any such notice to the holders of the relevant Notes shall also be published in a newspaper having a general circulation in Luxembourg or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange and, in connection with any redemption, the Company will notify the Luxembourg Stock Exchange of any change in the principal amount of Notes outstanding. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. If and so long as such Notes are listed on any other securities exchange, notices will also be given in accordance with any applicable requirements of such securities exchange.

Section 3.04.	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due on the date fixed for redemption, unless the notice of redemption is subject to one or more conditions precedent, in which case the Notes called for redemption become due on the redemption date only upon the satisfaction or waiver of such conditions. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price. On and after the redemption date, interest ceases to accrue on the Notes or portions of them called for redemption.

Section 3.05.	Deposit of Redemption Price.

On or before 10:00 a.m. London time with respect to the Notes on the redemption date, the Company shall deposit with the applicable Paying Agent (or, if the Company or any Restricted Subsidiary is such Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of all Notes called for redemption on that date other than Notes that have previously been delivered by the Company to the Trustee for cancellation. Subject to actual receipt of such funds as provided by this Section 3.05 by the applicable Paying Agent, such Paying Agent shall make payments in accordance with the provisions of this Indenture. The applicable Paying Agent shall return to the Company any money not required for that purpose.

Section 3.06.	Notes Redeemed in Part.

No Notes of €100,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of such Notes held by such Holder shall be redeemed. Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee or the Authenticating Agent shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.	Additional Amounts.

All payments made by the Company under or with respect to a Note or by a Guarantor under or with respect to a Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of The Netherlands or any other jurisdiction in which the Company or any Guarantor is organized or is a resident for tax purposes or within or through which payment is made or any political subdivision or taxing authority or agency thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”), unless the Company or such Guarantor is required to withhold or deduct any such Taxes by law or by the interpretation or administration thereof.

If the Company or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to a Note or a Guarantee of such Guarantor, the Company or such Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Holder of such Note (including Additional Amounts) after such withholding or deduction of such Taxes will not be less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that notwithstanding the foregoing, Additional Amounts will not be paid with respect to:

(1)               any Taxes that would not have been so imposed, deducted or withheld but for the existence of any present or former connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Note, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction, including, without limitation, the Holder or beneficial owner being, or having been, a citizen, national, or resident, being, or having been, engaged in a trade or business, being, or having been, physically present in or having had a permanent establishment in the relevant Taxing Jurisdiction (but not including the mere receipt of such payment or the ownership or holding of or the execution, delivery, registration or enforcement of such Note);

(2)               subject to the last paragraph of this Section, any estate, inheritance, gift, sales, excise, transfer or personal property tax or similar tax, assessment or governmental charge;

(3)               any Taxes payable otherwise than by deduction or withholding from payments under or with respect to such Note or Guarantee;

(4)               any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of the Note or beneficial owner of any payment on such Note had (i) made a declaration of nonresidence, or any other claim or filing for exemption, to which it is entitled or (ii) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner of such Note or any payment on such Note (provided that (x) such declaration of nonresidence or other claim or filing for exemption or such compliance is required by the applicable law of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes and (y) at least 60 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the Taxing Jurisdiction, the relevant Holder at that time has been notified by the Company, any Guarantor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption or such compliance is required to be made);

(5)               any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(6)               any payment under or with respect to a Note to any Holder that is a fiduciary, limited liability company or partnership or any person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or limited liability company or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(7)               any Taxes imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC (the “Directive”) or any law implementing or complying with, or introduced in order to conform to, the Directive;

(8)               any Note presented for payment by, or on behalf of, a Holder who would have been able to avoid such Taxes by presenting the relevant note to another Paying Agent in a Member State of the European Union; or

(9)               any combination of items (1) through (8) above.

The foregoing provisions shall apply mutatis mutandis to any Taxing Jurisdiction with respect to any successor Person to the Company or a Guarantor.

The Company or the applicable Guarantor will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company or the applicable Guarantor will furnish to the Trustee, within 30 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts or, if such tax receipts are not reasonably available to the Company or such Guarantor, such other documentation that provides reasonable evidence of such payment by the Company or such Guarantor. Copies of such receipts or other documentation will be made available to the Holders or the Paying Agent, as applicable, upon request.

At least 15 days prior to each date on which any payment under or with respect to any Notes is due and payable, unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly delivered thereafter, if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor will deliver to the Trustee and the Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts estimated to be so payable and will set forth such other information necessary to enable such Paying Agent to pay such Additional Amounts to Holders of such Notes on the relevant payment date. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. Each Officers’ Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

Whenever in this Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company and the Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, this Indenture or any other document or instrument in relation thereto, excluding all such taxes, charges or similar levies imposed by any jurisdiction outside any jurisdiction in which the Company or any Guarantor or any successor Person is organized or resident for tax purposes or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes. The Company and the Guarantors agree to indemnify the Holders of the Notes for any such non-excluded taxes paid by such Holders.

Section 3.08.	Optional Redemption.

(a)               At any time prior to March 31, 2016, the Company may redeem on any one or more occasions up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Securities) at a redemption price of 104.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings by OI Inc. to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock (other than Disqualified Stock) of the Company; provided that:

(1)               at least 60% of the aggregate principal amount of Notes (calculated after giving effect to any issuance of Additional Securities) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by OI Inc. and its Subsidiaries); and

(2)               the redemption must occur within 60 days of the date of the closing of such Equity Offering.

(b)               At any time prior to maturity, the Company may also redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.03, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on such Notes on the relevant interest payment date).

(c)               Any such redemption and notice pursuant to this Section 3.08 may, in the Company’s discretion, be subject to satisfaction of one or more conditions precedent.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of such Note; or

(2)               the excess of:

(a)               the present value at such redemption date of (1) 100% of the principal amount of Notes to be redeemed plus (2) all required interest payments due on such Note through maturity (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate, as of such redemption date plus 50 basis points; over

(b)               the principal amount of such Note.

For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee or any Paying Agent.

“Bund Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

(1)               “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to maturity and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to the maturity date of the Notes; provided, however, that, if the period from such redemption date to maturity is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such redemption date to the maturity date of the Notes is less than one year, a fixed maturity of one year shall be used;

(2)               “Comparable German Bund Price” means, with respect to any redemption date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Company obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)               “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Company in good faith; and

(4)               “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Company in good faith of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third Business Day preceding the redemption date.

Section 3.09.  Redemption of Notes for Changes in Withholding Taxes.

The Company may, at its option, redeem all, but not less than all, of the then outstanding Notes, at any time upon giving not less than 15 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the redemption date. This redemption applies only if as a result of any amendment to, or change in, the laws or treaties (including any rulings or regulations promulgated thereunder) of The Netherlands or any other jurisdiction in which the Company or any Guarantor of such Notes is organized or is a resident for tax purposes or within or through which payment is made or any political subdivision or taxing authority or agency thereof or therein (or, in the case of Additional Amounts payable by a successor Person to the Company or a Guarantor of such Notes, of the jurisdiction in which such successor Person is organized or is a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein) or any amendment to or change in any official position concerning the interpretation, administration or application of such laws, treaties, rulings or regulations (including a holding by a court of competent jurisdiction), which amendment or change is effective on or after the Issue Date (or, in the case of Additional Amounts payable by a successor Person to the Company or a Guarantor of such Notes, the date on which such successor Person became such pursuant to applicable provisions of this Indenture), the Company or a Guarantor of such Notes has become or will become obligated to pay Additional Amounts in accordance with Section 3.07 on the next date on which any amount would be payable with respect to such Notes and the Company or such Guarantor determines in good faith that such obligation cannot be avoided (including, without limitation, by changing the jurisdiction from which or through which payment is made) by the use of reasonable measures available to the Company or such Guarantor.

No such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company or a Guarantor of such Notes would be obligated to pay such Additional Amounts were a payment in respect of such Notes then due or later than 180 days after such amendment or change referred to in the preceding paragraph. At the time such notice of redemption is given, such obligation to pay such Additional Amounts must remain in effect. Immediately prior to the mailing of any notice of redemption described above, the Company shall deliver to the Trustee (i) an Officers’ Certificate stating that the Company or the Guarantor, as applicable, has determined in good faith that the Company or such Guarantor is entitled to effect such redemption and that the obligation to pay Additional Amounts cannot be avoided by the use of reasonable measures available to the Company or such Guarantor and (ii) an Opinion of Counsel to the effect that the Company or the Guarantor, as applicable, will be required to pay Additional Amounts as a result of an amendment or change referred to in the preceding paragraph of this Section. The Trustee will accept and shall be entitled to rely on such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

Section 3.10.   Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

COVENANTS

Section 4.01.   Payment of Securities.

The Company shall pay or cause to be paid the Principal of and interest on the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Restricted Subsidiary, holds as of 10:00 a.m. London time on that date immediately available funds designated for and sufficient to pay all Principal and interest then due. Subject to actual receipt of such funds as provided by this Section 4.01 by the applicable Paying Agent, such Paying Agent shall make payments on the Notes in accordance with the provisions of this Indenture.

To the extent lawful, the Company shall pay interest on overdue Principal and overdue installments of interest at the rate per annum borne by the Notes.

Section 4.02.   Maintenance of Office or Agency.

The Company shall maintain in London, England and, if the Notes are listed on the Official List of the Luxembourg Stock Exchange, in Luxembourg, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of any such office or agency. If at any time the Company shall fail to maintain any such required offices or agencies or shall fail to furnish the Trustee with the addresses thereof, such presentations, surrenders, notices and demands may be made or served at the Principal Paying Agent for the Notes. The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in London, England and, if so required by this Indenture, Luxembourg for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby designates the Registrar as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03.   Reports.

Whether or not required by the Commission, so long as any Notes are outstanding, OI Group shall furnish to the Trustee and ~~the~~ registered Holders of the Notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if OI Group were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by OI Group’s independent registered public accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if OI Group were required to file such reports.

~~In addition, whether or not required by the Commission, OI Group shall file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission shall not accept such a filing) and make such information available to securities analysts and prospective investors upon request.~~ In addition, for so long as any Notes remain outstanding, the Company and the Guarantors shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

~~OI Group shall deliver to the Trustee within 15 days after it files them with the Commission copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that OI Group is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, the Company shall not be required to deliver to the Trustee any materials for which OI Group has sought and received confidential treatment by the Commission.~~ For purposes of this Section 4.03, OI Group ~~will~~shall be deemed to have furnished the information and reports to the Trustee and the Holders as required by this Section 4.03 if OI Group has filed such reports with the Commission via the EDGAR filing system and such information and reports are publicly available or, provided the Trustee and the Holders are given prior written notice of such practice before the first posting thereof, OI Group has posted such ~~reports on OI Inc.’s website (www.o-i.com). OI Group also shall comply with the other provisions of TIA Section 314(a).~~information and reports on any Parent’s website and such information and reports are publicly available, including to the Trustee, the Holders, securities analysts and prospective investors.

OI Group shall be deemed to have satisfied the requirements of this Section 4.03 if any Parent files with the Commission via the EDGAR filing system reports, documents and information of the Parent of the types otherwise so required, in each case, within the applicable time periods, or, provided the Trustee and the Holders are given prior written notice of such practice before the first posting thereof, any Parent posts such information and reports on its website and such information and reports are publicly available, including to the Trustee, the Holders, securities analysts and prospective investors. If such Parent holds assets or has material operations separate and apart from its ownership of OI Group, then OI Group or such Parent shall provide consolidating information, which need not be audited, that explains in reasonable detail the differences between the information relating to such Parent and its Subsidiaries, on the one hand, and the information relating to OI Group and its Subsidiaries on a standalone basis, on the other hand.

Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt ~~of such~~thereof shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein~~, Including~~ including the Company’s ~~or the Guarantors’~~ compliance with any ~~of its~~ covenants hereunder (as to which the Trustee is entitled to rely ~~exclusively~~conclusively on Officers’ Certificates) and the Trustee shall have no responsibility or liability for the filing, timeliness or content of any such filings or report by the Company.

OI Group shall also make available copies of all of the information and reports required by clauses (1) and (2) of the first paragraph of this Section 4.03, if and so long as the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market at the offices of the Transfer Agent in Luxembourg or, to the extent and in the manner permitted by the rules of the Luxembourg Stock Exchange, post such reports on the website of ~~OI Inc. (www.o-i.com).~~any Parent.

Section 4.04.   Compliance Certificate.

(a)               The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as officers of the Company, they would normally have knowledge of any failure by the Company to comply with all conditions, or default by the Company with respect to any covenants, under this Indenture, and further stating whether or not they have knowledge of any such failure or default and, if so, specifying each such failure or default and the nature thereof. For purposes of this Section 4.04, such compliance shall be determined without regard to any period of grace or requirement of notice provided for in this Indenture.

(b)               The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05.   Taxes.

The Company shall pay prior to delinquency, all material taxes, assessments, and governmental levies except as contested in good faith by appropriate proceedings.

Section 4.06.   Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.   Corporate Existence.

Subject to Article 5, OI Group shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of OI Group and its Subsidiaries; provided, however, that OI Group shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of OI Group and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.08.   [Intentionally Omitted].

Section 4.09.   Fall-Away Event.

If at any time the Notes have achieved the Investment Grade Ratings, OI Group and the Restricted Subsidiaries of OI Group shall thereafter no longer be subject to the covenants under Sections 4.11, 4.12, 4.13, 4.14 (other than provisions described in the next paragraph), 4.15, 4.16, 4.17, clause (4) of the first paragraph of 5.01 and 10.08 (collectively, the “Extinguished Covenants”) (even if the Notes subsequently cease to have the Investment Grade Ratings), provided that if upon the receipt by the Notes of the Investment Grade Ratings, a Default or Event of Default has occurred and is continuing under this Indenture, the Company shall continue to be subject to the Extinguished Covenants until such time as no Default or Event of Default is continuing.

Notwithstanding the foregoing, at the time OI Group and the Restricted Subsidiaries are no longer subject to the Extinguished Covenants, the following covenant shall apply to OI Group and its Domestic Subsidiaries and the Company: None of OI Group, any of its Domestic Subsidiaries or the Company shall create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of OI Group, any of its Domestic Subsidiaries or the Company, without effectively providing that the Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except: (i) Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement; (ii) Liens existing on the Issue Date; (iii) Liens granted after the Issue Date on any assets of OI Group, any of its Domestic Subsidiaries or the Company securing Indebtedness of OI Group, any of its Domestic Subsidiaries or the Company created in favor of the Holders of the Notes; (iv) Liens securing Indebtedness which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under this Indenture; provided that such Liens do not extend to or cover any assets of OI Group, any of its Domestic Subsidiaries or the Company other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted; (v) Investment Grade Permitted Liens; or (vi) Liens created in substitution of or as replacement for any Liens permitted by the preceding clauses (i) through (v) or this clause (vi), provided that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced.

So long as the Credit Agreement is in effect, if the Notes are secured pursuant to the preceding paragraph in connection with securing any Specified New Senior Debt, the Notes shall be considered equally and ratably secured if they are secured pursuant to terms and provisions, including any collateral or other exclusions or exceptions described therein, no less favorable to the holders of Notes than those set forth in, or contemplated by, the Credit Agreement with respect to such Specified New Senior Debt.

Section 4.10.   Offer to Repurchase Upon a Change of Control.

If a Change of Control occurs, unless the Company has exercised its right to redeem all the Notes under Section 3.08, each Holder of Notes shall have the right to require the Company to repurchase all or any part (equal to €100,000 or integral multiples of €1,000 in excess thereof) of that Holder’s Notes pursuant to a change of control offer on the terms set forth in this Indenture (a “Change of Control Offer”). In the Change of Control Offer, the Company shall offer a payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest thereon, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company shall mail a notice to each Holder at its registered address describing the transaction or transactions that constitute a Change of Control and offering to repurchase Notes on the date specified in such notice. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Change of Control Offer. Any Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state: (1) that the Change of Control Offer is being made pursuant to this Section 4.10; (2) the Change of Control Payment and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Note not tendered or accepted for payment shall continue to accrete or accrue interest; (4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrete or accrue interest after the Change of Control Payment Date; (5) that Holders electing to have a Note purchased pursuant to any Change of Control Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or the Paying Agent at the address specified in the notice at least three days before the Change of Control Payment Date; (6) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the Change of Control Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; (7) that Notes and portions of Notes purchased shall be in amounts of €100,000 or an integral multiple of €1,000 in excess thereof, except that if all of the Notes of a Holder are to be purchased, the entire outstanding amount of Notes held by such Holder, even if not €100,000 or an integral multiple €1,000 in excess thereof, shall be purchased; and (8) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to €100,000 or an integral multiple of €1,000 in excess thereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of this Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent shall promptly mail (or cause to be delivered) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee (or an authentication agent appointed by it) shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of €100,000 or integral multiples of €1,000, in excess thereof.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions set forth above that require the Company to make a Change of Control Offer following a Change of Control shall be applicable regardless of whether or not any other provisions of this Indenture are applicable.

Notwithstanding anything to the contrary in this Section 4.10, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.10 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If at any time of such Change of Control, the Notes are listed on the Official List of the Luxembourg Stock Exchange and admitted for trading on the Euro MTF Market, to the extent required by the Luxembourg Stock Exchange, the Company shall notify the Luxembourg Stock Exchange that a Change of Control has occurred and any relevant details relating to such Change of Control.

Section 4.11.   Asset Sales.

OI Group shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	OI Group (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such Fair Market Value is determined in good faith by OI Group and a certification to that effect is set forth in an Officers’ Certificate delivered to the Trustee; and

(3)	at least 75% of the consideration therefor received by OI Group or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following shall be deemed to be cash or Cash Equivalents:

(a)	any liabilities (as shown on OI Group’s or such Restricted Subsidiary’s most recent balance sheet) of OI Group or any Restricted Subsidiary of OI Group (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of any such assets which assumption releases OI Group or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by OI Group or any such Restricted Subsidiary from such transferee that are converted within 180 days by OI Group or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	any Designated Noncash Consideration received by OI Group or any Restricted Subsidiary of OI Group in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value);

provided, that the 75% limitation referred to in clause (3) above shall not apply to any Asset Sale in which the cash portion of such consideration received therefor on an after-tax basis, determined in accordance with clause (3) above, is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with such 75% limitation.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, OI Group or such Restricted Subsidiary may apply such Net Proceeds at its option:

(1)	to repay senior Indebtedness of the Company or any Guarantor (including the Existing Senior Notes) and, if the senior Indebtedness of the Company or any Guarantor repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, if the terms of such revolving credit Indebtedness would require such a commitment reduction; provided, however, that a non-Guarantor Restricted Subsidiary may use the Net Proceeds from an Asset Sale to repay senior Indebtedness of OI Group or any Restricted Subsidiary of OI Group;

(2)	to repay, prepay or make any other payments with respect to ~~OI Inc.~~Parent Indebtedness;

(3)	to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business;

(4)	to make a capital expenditure in or that is used or useful in a Permitted Business;

(5)	to acquire other long-term assets in or that are used or useful in a Permitted Business; or

(6)	to make an Investment in any one or more businesses (provided that such Investment in any business may be in the form of the acquisition of Capital Stock so long as it results in OI Group or a Restricted Subsidiary of OI Group, as the case may be, owning a majority of the Capital Stock of such business), properties or assets that replace the businesses, properties and assets that are the subject of such Asset Sale; provided, however, that any such business, properties and assets of OI Group or a Guarantor that are the subject of an Asset Sale are invested in one or more businesses, properties or assets that constitute or are owned or will be owned by a Guarantor or a Restricted Subsidiary that becomes a Guarantor.

Pending the final application of any such Net Proceeds, OI Group or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (including the Company Existing Senior Notes) to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer shall be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such conflict.

Section 4.12.   Restricted Payments.

OI Group shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other distribution on account of OI Group’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) or to the direct or indirect holders of OI Group’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of OI Group or such Restricted Subsidiaries); provided that the foregoing shall not limit or preclude: (a) the declaration or payment of dividends or distributions to OI Group, the Company or any Guarantor; (b) the declaration or payment of dividends or distributions to holders of Equity Interests of a Guarantor (other than OI Group or a Subsidiary of OI Group) on a pro rata basis with all other holders; ~~or~~ (c) the declaration or payment of dividends or distributions by non-Guarantor Restricted Subsidiaries to the holders of their Equity Interests on a pro rata basis; or (d) the declaration or payment of dividends or distributions pursuant to the Specified Modernization Transaction substantially concurrently with the consummation thereof;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving OI Group or any of its Restricted Subsidiaries) any Equity Interests of OI Group or any direct or indirect parent of OI Group;

(3)	purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or the Guarantees of the Notes, except for (a) payments of or related to Intercompany Indebtedness (other than Intercompany Indebtedness owing to ~~OI Inc.~~any Parent or Survivor Party by OI Group), (b) a payment of interest or Principal at the Stated Maturity thereof (other than Intercompany Indebtedness owing to ~~OI Inc.~~any Parent or Survivor Party by OI Group) or (c) the purchase, repurchase, defeasance, acquisition or retirement for value of Indebtedness of a Foreign Subsidiary by a Foreign Subsidiary other than Indebtedness of the Company by the Company that is (i) subordinated in right of payment to the Notes or the Guarantees and (ii) incurred by the Company after the Issue Date; or

(4)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)	OI Group would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.13; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by OI Group and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (7) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of OI Group for the period (taken as one accounting period) from April 1, 2007 to the end of OI Group’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities and other property received by OI Group since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of OI Group (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of OI Group that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of OI Group); plus

(c)	to the extent that any Restricted Investment that was made after the Issue Date is sold or otherwise liquidated, the cash plus the Fair Market Value of any marketable securities or other property received upon the sale or liquidation of such Restricted Investment (less the cost of disposition, if any); plus

(d)	$15.0 million.

So long as (solely with respect to clauses (2), (3), (5) and (7) below) no Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any Indebtedness of OI Group or any Restricted Subsidiary of OI Group or of any Equity Interests of OI Group in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of OI Group) of, Equity Interests of OI Group (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of ~~OI Inc.~~Parent Indebtedness;

(4)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of OI Group (other than ~~OI Inc.~~Parent Indebtedness) or any Restricted Subsidiary of OI Group with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(5)	the repurchase, redemption or other acquisition or retirement (or dividends or distributions to ~~OI Inc.~~any Parent or payments of Intercompany Indebtedness, in each case, to finance such repurchase, retirement or other acquisition) for value of any Equity Interests of ~~OI Inc.~~any Parent, OI Group or any Restricted Subsidiary of OI Group held by any member of ~~OI Inc.’s~~any Parent’s, OI Group’s or any Restricted Subsidiary of OI Group’s management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10.0 million in any twelve-month period;

(6)	any ~~OI Inc.~~ Ordinary Course ~~Payment~~Payments to Parent; and

(7)	dividends or distributions to ~~OI Inc.~~any Parent or payments of Intercompany Indebtedness to allow ~~OI Inc.~~any Parent to pay cash dividends on any shares of preferred stock of ~~OI Inc.~~any Parent issued after the Issue Date in an amount not to exceed $50.0 million in any twelve-month period.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by OI Group or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.12 shall be determined in good faith by OI Group.

Section 4.13.   Incurrence of Indebtedness and Issuance of Preferred Stock.

OI Group shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur”) with respect to any Indebtedness (including Acquired Debt), and OI Group shall not issue any Disqualified Stock and OI Group shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred stock; provided, however, that OI Group and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and may issue Disqualified Stock or preferred stock, if the Fixed Charge Coverage Ratio for OI Group’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or the preferred stock has been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.13 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by OI Group or its Restricted Subsidiaries of Indebtedness under Credit Facilities (and the incurrence of Guarantees thereof) in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of OBGC and its Restricted Subsidiaries thereunder) not to exceed $4.5 billion (of which not more than $3.0 billion of such Indebtedness shall be incurred by Restricted Subsidiaries (for the avoidance of doubt, other than the Company) that are not Guarantors);

(2)	the incurrence by OI Group and any Restricted Subsidiary of OI Group of Existing Indebtedness;

(3)	the incurrence by OI Group, the Company and the Guarantors of Indebtedness represented by the Notes and the related Guarantees issued on the Issue Date;

(4)	the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed 3.0% of Tangible Assets;

(5)	the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred to finance all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of OI Group or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (5), not to exceed 5.0% of Tangible Assets, as measured after giving effect to such transaction;

(6)	the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness in exchange for, or the proceeds of which are or shall be used to refund, refinance or replace, ~~OI Inc.~~Parent Indebtedness, provided that, except with respect to the OI Inc. 2018 Debentures which are not subject to this proviso, such new Indebtedness would qualify as Permitted Refinancing Indebtedness had the ~~OI Inc.~~Parent Indebtedness being exchanged, refunded, refinanced or replaced been an obligation of OI Group or such Restricted Subsidiary;

(7)	the incurrence by OI Group or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are or shall be used to refund, refinance or replace Indebtedness (other than Intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section 4.13 or clauses (2), (3), (6) or (7) of this paragraph;

(8)	the incurrence by OI Group or any of its Restricted Subsidiaries of Intercompany Indebtedness between or among OI Group and any of its Restricted Subsidiaries and with respect to OI Group only, between OI Group and any Parent or between OI ~~Inc.~~Group and Survivor Party; provided, however, that:

(a)	if OI Group, the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Guarantees of the Notes, in the case of OI Group or a Guarantor;

(b)	any incurrence by OI Group of Intercompany Indebtedness to ~~OI Inc.~~any Parent or Survivor Party after the Issue Date shall be in exchange for cash loans or advances from ~~OI Inc.~~any Parent or Survivor Party, as applicable, in the ordinary course of business consistent with past practices; and

(c)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than OI Group or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either OI Group or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by OI Group or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (8);

(9)	the incurrence by OI Group or any of its Restricted Subsidiaries of Hedging Obligations;

(10)	provided that so long as no Default shall have occurred or be continuing or would be caused thereby, the incurrence by any Foreign Subsidiary of OI Group of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $300.0 million;

(11)	(i) the Guarantee by the Company or any of the Guarantors of Indebtedness of OI Group or any Restricted Subsidiary of OI Group and (ii) the Guarantee by any Foreign Subsidiary other than the Company of Indebtedness of OI Group or any Restricted Subsidiary of OI Group, in each case, that was permitted to be incurred by another provision of this Section 4.13;

(12)	the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.13 or an issuance of Disqualified Stock; provided, in each such case, that the amount thereof is included in Fixed Charges of OI Group as accrued;

(13)	the incurrence by OI Group or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed $300.0 million;

(14)	Indebtedness arising from agreements of OI Group or a Restricted Subsidiary of OI Group providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of OI Group or any such Restricted Subsidiary of OI Group (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness that is permitted to be incurred pursuant to this clause (14) shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by OI Group and its Restricted Subsidiaries in connection with such disposition;

(15)	the incurrence by OI Group or any of its Restricted Subsidiaries of Indebtedness incurred or deemed incurred or cash consideration received from the sale of accounts receivable by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell such receivables;

(16)	obligations in respect of performance and surety bonds and completion guarantees provided by OI Group or any of its Restricted Subsidiaries in the ordinary course of business;

(17)	Indebtedness incurred by OI Group or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence; and

(18)	the incurrence by OI Group or any of its Restricted Subsidiaries of Acquired Debt, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed 10.0% of Tangible Assets, as measured after giving effect to the transaction for which the Acquired Debt was incurred.

The Company shall not incur any Indebtedness (including Permitted Debt) after the Issue Date that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially similar terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

OI Group shall not, and shall not permit any Guarantor to, incur any Indebtedness (including Permitted Debt) after the Issue Date that is contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the obligations under the Notes or Guarantees of the Notes on substantially similar terms; provided, however, that no Indebtedness of OI Group or the Guarantors shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of OI Group or the Guarantors solely by virtue of being unsecured.

For purposes of determining compliance with this Section 4.13, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.13, the Company shall be permitted to divide and classify such item of Indebtedness on the date of its incurrence in any manner that complies with this Section 4.13, or later reclassify all or a portion of such item of Indebtedness. Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt above.

Section 4.14.   Liens.

Neither OI Group nor any Restricted Subsidiary of OI Group shall create, incur, or permit to exist, any Lien on any of their respective assets, whether now owned or hereafter acquired, in order to secure any Indebtedness of either of OI Group or any Restricted Subsidiary of OI Group, without effectively providing that the Notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

(1)	Liens on cash and Cash Equivalents securing obligations in respect of letters of credit in accordance with the terms of the Credit Agreement;

(2)	Liens existing on the Issue Date;

(3)	Liens granted after the Issue Date on any assets of OI Group or any of its Restricted Subsidiaries securing Indebtedness of OI Group or any of its Restricted Subsidiaries created in favor of the Holders of the Notes;

(4)	Liens securing Indebtedness of OI Group or any Restricted Subsidiary of OI Group which is incurred to extend, renew or refinance Indebtedness which is secured by Liens permitted to be incurred under this Indenture; provided that such Liens do not extend to or cover any assets of OI Group or any Restricted Subsidiary of OI Group other than the assets securing the Indebtedness being extended, renewed or refinanced and that the principal or commitment amount of such Indebtedness does not exceed the principal or commitment amount of the Indebtedness being extended, renewed or refinanced at the time of such extension, renewal or refinancing, or at the time the Lien was issued, created or assumed or otherwise permitted;

(5)	Permitted Liens; and

(6)	Liens created in substitution of or as replacements for any Liens permitted by the preceding clauses (1) through (5) or this clause (6), provided that, based on a good faith determination of an officer of the Company, the assets encumbered under any such substitute or replacement Lien is substantially similar in value to the assets encumbered by the otherwise permitted Lien which is being replaced.

So long as the Credit Agreement is in effect, if the Notes are secured pursuant to the first sentence of this Section 4.14 in connection with securing any Specified New Senior Debt, the Notes shall be considered equally and ratably secured if they are secured pursuant to terms and provisions, including any collateral or other exclusions or exceptions described therein, no less favorable to the holders of Notes than those set forth in, or contemplated by, the Credit Agreement with respect to such Specified New Senior Debt.

Section 4.15.   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

OI Group shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to OI Group or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to OI Group or any of its Restricted Subsidiaries;

(2)	make loans or advances to OI Group or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to OI Group or any of its Restricted Subsidiaries.

However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness, Credit Facilities, charter documents and shareholder agreements as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable to the Holders of the Notes, taken as a whole than the encumbrances and restrictions contained in such Existing Indebtedness, Credit Facilities, charter documents and shareholder agreements as of the Issue Date (as determined in good faith by the Company);

(2)	this Indenture, the Notes, the Collateral Documents, the Offshore Security Agreements and the Guarantees of the Notes;

(3)	applicable law;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by OI Group or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)	customary provisions in leases, including operating leases, licenses and other similar agreements entered into in the ordinary course of business;

(6)	purchase money obligations, including Capital Lease Obligations and obligations under mortgages, for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this Section 4.15;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary of OI Group that restricts any of the foregoing by that Restricted Subsidiary pending its sale or other disposition;

(8)	any encumbrance or restriction with respect to a Restricted Subsidiary arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date under Section 4.13: (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Credit Agreement as of the Issue Date (as determined in good faith by the Company) or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not adversely affect the Company’s ability to make principal or interest payments on the Notes as and when they come due or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(9)	Permitted Liens or Investment Grade Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10)	customary provisions in joint venture agreements and other similar agreements (in each case, relating solely to the respective joint venture or similar entity or the equity interest therein) entered into in the ordinary course of business; and

(11)	any encumbrance or restriction of OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell accounts receivable, provided that such restrictions apply only to the accounts receivable which are the subject of any accounts receivable transaction and provided further that, in the good faith determination of senior management of OI Group, such encumbrance or restriction is necessary to effect such transaction.

Nothing contained in this Section 4.15 shall prevent OI Group or a Restricted Subsidiary of OI Group from entering into any agreement (x) permitting or providing for the incurrence of Liens otherwise permitted by the second paragraph of Section 4.09 or Section 4.14 or (y) restricting the sale or other disposition of property securing Indebtedness.

Section 4.16.   Transactions with Affiliates.

OI Group shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments in consideration in excess of $25.0 million, unless:

(1)	such Affiliate Transaction is on terms that are not materially less favorable to OI Group or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by OI Group or such Restricted Subsidiary with an unrelated Person; and

(2)	OI Group delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of OI Group set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.16 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of OI Group.

The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

(1)	transactions between or among OI Group and/or its Restricted Subsidiaries;

(2)	transactions between OI Group and/or its Restricted Subsidiaries on the one hand, and ~~OI Inc.~~any Parent or Survivor Party on the other, that (x) are in the ordinary course of business and/or (y) are in connection with the Specified Modernization Transaction;

(3)	any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of ~~OI Inc.~~any Parent, OI Group or any Restricted Subsidiary, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) approved by the Board of Directors of OI Group, any direct or indirect parent of OI Group or of any Restricted Subsidiary of OI Group, as appropriate;

(4)	Restricted Payments that are permitted by Section 4.12 and the definition of “Permitted Investments” (other than pursuant to clauses (3), (10) and (12)), including, for the avoidance of doubt, Restricted Payments and Permitted Investments made pursuant to the Specified Modernization Transaction;

(5)	the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of OI Group, any direct or indirect parent of OI Group or any Restricted Subsidiary of OI Group, as appropriate;

(6)	transactions in which OI Group or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an investment banking firm of nationally recognized standing stating that such transaction is fair to OI Group or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph;

(7)	in addition to any payments referred to in (5) above, payments or loans to officers, directors and employees of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group for business or personal purposes and other loans and advances, in accordance with any policy of OI Group which shall have been approved by the Board of Directors of OI Group in good faith from time to time, to such officers, directors and employees for travel, entertainment, moving and other relocation expenses made in the ordinary course of business of OI Group, any of its direct or indirect parent corporations or any Restricted Subsidiary of OI Group;

(8)	any agreement in effect as of the Issue Date or any amendment thereto (so long as such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby;

(9)	transactions with customers, clients, suppliers, joint ventures or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to OI Group or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of OI Group or the senior management thereof;

(10)	transactions involving the sale of accounts receivables by OI Group or any of its Restricted Subsidiaries or a special purpose vehicle established by any of them to purchase and sell receivables; and

(11)	(a) transactions with Affiliates in their capacity as holders of Indebtedness or Capital Stock of OI Group, the Company or any Restricted Subsidiary, so long as such Affiliates are treated no more favorably than all other holders of such Indebtedness or Capital Stock generally, and (b) transactions with Affiliates in their capacity as borrowers of Indebtedness from OI Group, the Company or any Restricted Subsidiary, so long as such Affiliates are treated no more favorably than all other holders of such Indebtedness generally.

Section 4.17.   Payments for Consent.

OI Group shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Guarantees unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement; provided that if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

Notwithstanding the foregoing, OI Group and its Restricted Subsidiaries shall be permitted, in any offer or payment of consideration for, or as inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes, to exclude Holders in any jurisdiction where such solicitation would otherwise not be permitted under applicable law in such jurisdiction.

Section 4.18.   Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of OI Group may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall the businesses currently operated by the Company and OBGC be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by OI Group and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be a Restricted Investment made as of the time of such designation and that designation shall only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of OI Group may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of OI Group of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted pursuant to Section 4.13, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default shall be in existence following such designation.

Section 4.19.   Limitations on Issuances of Guarantees of Indebtedness.

OI Group shall not permit any of its Domestic Subsidiaries, directly or indirectly, to Guarantee the payment of any other Indebtedness of the Company or OI Group unless such Domestic Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the Notes by such Domestic Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness.

Notwithstanding the preceding paragraph, such Guarantee shall be automatically and unconditionally released and discharged as provided by Section 10.10.

ARTICLE 5.

SUCCESSORS

Section 5.01.   Merger, Consolidation or Sale of Assets

OI Group shall not, in any transaction or series of transactions, merge or consolidate with or into, or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to, any Person or Persons, and OI Group shall not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of OI Group and its Restricted Subsidiaries, on a consolidated basis, to any other Person or Persons, unless at the time and after giving effect thereto:

(1)          either: (a) OI Group or such Restricted Subsidiary, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than OI Group or such Restricted Subsidiary) (the “Successor Company”) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is (a) in the case of a Restricted Subsidiary other than the Company, a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (b) in the case of the Company, a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia or a corporation organized under the laws of a jurisdiction other than the United States or any state thereof;

(2)          the Successor Company (if other than OI Group or such Restricted Subsidiary) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of OI Group or such Restricted Subsidiary (if such Restricted Subsidiary is a Guarantor), as the case may be, under the Notes and this Indenture pursuant to agreements satisfactory to the Trustee;

(3)          immediately after such transaction no Default or Event of Default exists; and

(4)          OI Group or the Successor Company formed by or surviving any such consolidation or merger (if other than OI Group), or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made, shall have, immediately after such transaction, a Fixed Charge Coverage Ratio equal to or greater than such ratio for OI Group immediately prior to such transaction.

This Section 5.01 shall not apply to (i) a merger or consolidation of OI Group, the Company or any of the Guarantors with or into any other of the Company, OI Group or any of the Guarantors or the sale, assignment, conveyance, transfer, lease or other disposition of assets between or among the Company, OI Group and any of the Guarantors ~~and~~, (ii) a merger or consolidation of any Foreign Subsidiary with or into OI Group or any of its Restricted Subsidiaries or the sale, assignment, conveyance, transfer, lease or other disposition of assets from any Foreign Subsidiary to OI Group or any of its Restricted Subsidiaries and (iii) the Specified Modernization Transaction.

Section 5.02.   Successor Corporation Substituted.

Upon any consolidation or merger, or any transfer by OI Group or its Restricted Subsidiaries (other than by lease) of all or substantially all of the assets of OI Group in accordance with Section 5.01, the Successor Company or the Person to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company and OI Group under this Indenture with the same effect as if such Successor Company or Person had been named as the Company and OI Group herein. In the event of any such transfer, the Company and OI Group shall be released and discharged from all liabilities and obligations in respect of the Notes and this Indenture, and Company and OI Group may be dissolved, wound up or liquidated at any time thereafter.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01.   Events of Default.

An “Event of Default” occurs with respect to the Notes if:

(1)          the Company defaults in the payment of interest or any Additional Amounts on or with respect to the Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2)          the Company defaults in the payment of the Principal of the Notes when the same becomes due and payable at maturity, upon redemption or otherwise;

(3)          failure by OI Group or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10 or 4.11 or Article 5; provided that no Event of Default under this clause (3) shall occur as a result of the Specified Modernization Transaction;

(4)          failure by OI Group or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in this Indenture, the Notes and the Guarantees of the Notes (with respect to any Guarantor);

(5)          default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OI Group or any Restricted Subsidiary (or the payment of which is guaranteed by OI Group or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

(a)          is caused by a failure to pay principal of or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)          results in the acceleration of such Indebtedness prior to its express maturity; provided, that an Event of Default shall not be deemed to occur with respect to any such accelerated Indebtedness which is repaid or prepaid within 20 Business Days after such declaration;

and, in any individual case, the principal amount of any such Indebtedness is equal to or in excess of $75.0 million, or such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $150.0 million or more;

(6)          any final judgment or order for payment of money in excess of $75.0 million in any individual case and $150.0 million in the aggregate at any time shall be rendered against OI Group or any of its Restricted Subsidiaries and such judgment shall not have been paid, discharged or stayed for a period of 60 days;

(7)          except as permitted by this Indenture, any Guarantee of the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes;

(8)          the Company, OI Group or any Significant Subsidiary of OI Group pursuant to or within the meaning of any Bankruptcy Law:

(a)          commences a voluntary case;

(b)          consents to the entry of an order for relief against it in an involuntary case;

(c)          consents to the appointment of a Custodian of it or for all or substantially all of its property;

(d)          makes a general assignment for the benefit of its creditors; or

(e)          admits in writing its inability generally to pay its debts as the same become due; and

(9)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)          is for relief against the Company, OI Group or any Significant Subsidiary of OI Group in an involuntary case;

(b)          appoints a Custodian of the Company, OI Group or any Significant Subsidiary of OI Group or for all or substantially all of such entity’s property; or

(c)          orders the liquidation of the Company, OI Group or any Significant Subsidiary of OI Group;

and the order or decree remains unstayed and in effect for 60 days.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Pursuant to Section 4.04, forthwith upon becoming aware of any Default or Event of Default, the Company shall deliver to the Trustee an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 6.02.   Acceleration.

If an Event of Default, other than an Event of Default specified in clauses (8) and (9) of Section 6.01, occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, may declare the unpaid Principal of and any accrued and unpaid interest on all the Notes to be due and payable immediately. Upon such declaration the Principal (or such lesser amount) and interest shall be due and payable immediately. If an Event of Default specified in clause (8) or (9) of Section 6.01 occurs, all outstanding Notes shall become and be due and payable immediately without any declaration, act or notice or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default Notes have been cured or waived except nonpayment of Principal (or such lesser amount) or interest or Additional Amounts, if any, that has become due solely because of the acceleration.

Section 6.03.   Other Remedies.

If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.   Waiver of Past Defaults.

Subject to Section 9.02, the Holders of a majority in principal amount of the then outstanding Notes, by notice to the Trustee, may waive an existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or Additional Amounts, if any, on, or the Principal of any Note (provided, however, that the Holders of a majority in principal amount of the outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

Section 6.05.  Control by Majority.

The Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that is unduly prejudicial to the rights of another Holder of Notes, or that may involve the Trustee in personal liability. The Trustee may take any other action which it deems proper that is not inconsistent with any such direction.

Section 6.06.   Limitation on Suits.

A Holder of Notes may not pursue a remedy with respect to this Indenture, the Notes or any Guarantee of Notes, if any, unless:

(a)           the Holder gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)           such Holder or Holders offer to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 30 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e)           during such 30-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of Principal or interest or Additional Amounts, if any) if it determines that withholding notice is in the interest of such Holders.

No Holder of any Notes may use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder of Notes.

Section 6.07.   Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of Principal of and interest, if any, on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08.  Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing with respect to Notes, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of Principal (or such portion of the Principal as may be specified as due upon acceleration at that time) and interest, if any, and Additional Amounts, if any, remaining unpaid on the Notes then outstanding, together with (to the extent lawful) interest on overdue Principal and interest and Additional Amounts, and such further amount as shall be sufficient to cover the costs and, to the extent lawful, expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under Section 7.06.

Section 6.09.   Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor on the Notes), its creditors or its property and shall be entitled to and empowered to collect and receive any money or other property payable or deliverable on any such claims and to distribute the same, and any custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. Nothing contained herein shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.   Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First:	to the Trustee, its agents and attorneys and the Agents, their agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:	to Holders for amounts due and unpaid on the Notes for Principal and interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for Principal and interest and Additional Amounts, respectively; and

Third:	to the Company or to such party as a court of competent jurisdiction shall direct. Until so applied, such payments shall be held in a separate account, in trust, by the Trustee or invested by the Trustee at the written direction of the Company. At such time as no Notes remain outstanding, any excess money held by the Trustee shall be paid to the Company.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section. The Trustee shall notify the Company in writing reasonably in advance of any such record date and payment date.

Section 6.11.   Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defense made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01.   Duties of Trustee.

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b)           Except during the continuance of an Event of Default known to the Trustee:

(i)	the duties of the Trustee and the Agents shall be determined solely by the express provisions of this Indenture and the Trustee and the Agents need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee or the Agents; and

(ii)	in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)	this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 or 6.05.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to perform any duty or exercise any of its rights or powers under this Indenture at the request of the Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)            The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Absent written instruction from the Company, the Trustee shall not be required to invest any such money. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)           The Trustee shall not be deemed to have notice or any knowledge of any matter (including without limitation Defaults or Events of Default) unless a Responsible Officer assigned to and working in the Trustee’s corporate trust and agency department has actual knowledge thereof or unless written notice thereof is received by the Trustee and such notice clearly references the Notes, the Company or this Indenture.

(h)           Whether or not expressly provided in any other provision herein, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified and all other rights provided in Section 7.06, this Section 7.01 and Section 7.02, are extended to, and shall be enforceable by the Trustee in each of its capacities in which it may serve, and to each Agent and any other person employed to act hereunder.

Section 7.02.   Rights of Trustee.

(a)           The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee may make such further inquiry or investigation into such facts or matters as it may see fit.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel, or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.

(c)           The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers under this Indenture, unless the Trustee’s conduct constitutes negligence.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f)            The Trustee, at the expense of the Company, may consult with counsel or other professional advisors of its selection and may rely on the written advice of such counsel, professional advisor or any Opinion of Counsel.

(g)           The Trustee shall not be deemed to have knowledge of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is in fact such a default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h)           Except with respect to Sections 4.01 and 4.04(a), the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 4.

(i)            Delivery of reports, information and documents to the Trustee under Article 4 (other than the delivery of Officers’ Certificates pursuant to Section 4.04) is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates).

(j)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified and/or secured, are extended to, and shall be enforceable by the Trustee in each of its capacities hereunder and by each agent (including the Agents), custodian and other person employed to act hereunder. Absent wilful misconduct or negligence, each Paying Agent, Registrar and Transfer Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

(k)           In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken.

(l)            In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by acts of war or terrorism involving the United States, the United Kingdom or any member state of the European Monetary Union or any other national or international calamity or emergency (including natural disasters or acts of God), it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(m)          The Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture.

(n)           The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or duty to do so.

(o)           The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(p)           The Trustee shall not under any circumstances be liable for any consequential loss (being loss of business, goodwill, opportunity or profit of any kind) of the Company, any Restricted Subsidiary of the Company or any other Person (or, in each case, any successor thereto).

(q)           No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(r)            The Trustee may refrain from taking any action in any jurisdiction if the taking of such action in that jurisdiction would, in its opinion, based upon legal advice in the relevant jurisdiction, be contrary to any law of that jurisdiction or, to the extent applicable, the State of New York.

(s)           The Trustee may assume without inquiry in the absence of actual knowledge that the Company is duly complying with its obligations contained in this Indenture required to be performed and observed by it, and that no Default or Event of Default or other event which would require repayment of the Notes has occurred.

Section 7.03.   Individual Rights of Trustee.

The Trustee or Agents in their individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate with the same rights it would have if they were not Trustee or Agent. However, in the event that the Trustee or any Agent acquires any conflicting interest it must eliminate such conflict within 90 days or resign.

Section 7.04.   Trustee’s Disclaimer.

The Trustee will not be responsible and makes no representation as to the validity or adequacy of this Indenture or the Notes (including any Guarantee), it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s discretion under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05.   Notice of Defaults.

If a Default or Event of Default with respect to the Notes occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to all Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment on any such Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of such Holders.

Section 7.06.   Compensation and Indemnity.

The Company, or upon the failure of the Company to pay, each Guarantor, jointly and severally, shall pay to the Trustee and the Agents from time to time compensation as shall be agreed upon in writing for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company, and each Guarantor, jointly and severally, shall reimburse the Trustee or the Agent as the case may be promptly upon written request for all properly incurred disbursements, advances and out-of-pocket expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include properly incurred compensation, disbursements and out-of-pocket expenses of the Agent and Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify each of the Trustee, any predecessor Trustee and the Agents for any and all loss, liability, damage, claims or expenses, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by them, without negligence, willful misconduct or bad faith on their part, arising out of or in connection with the acceptance or administration of this Indenture and their duties hereunder including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee or the Agents as the case may be shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder, except when such failure to notify is prejudicial to the Company or the Guarantors. Except where the interests of the Company and the Guarantors, on the one hand, and the Trustee, on the other hand, may be adverse, the Company or such Guarantor shall defend the claim and the Trustee or Agents shall cooperate in the defense. The Trustee or Agents may have separate counsel and the Company shall pay the properly incurred fees and expenses of such counsel. Each of the Company and any Guarantor need not pay for any settlement made without its consent, which consent will not be unreasonably withheld.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee in its capacity as Trustee, except money or property held in trust to pay Principal and interest on the Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

If the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(8) or (9) occurs, the expenses and the compensation for the services shall be intended to constitute expenses of administration under any applicable Bankruptcy Law.

The indemnity contained in this Section 7.06 shall survive the termination of this Indenture and shall continue for the benefit of the Trustee or an Agent notwithstanding its resignation or retirement.

Section 7.07.   Replacement of Trustee.

A resignation or removal of the Trustee with respect to the Notes and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

The Trustee may resign at any time and be discharged from the trust hereby created by 30 days’ notice to the Company in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the Company’s consent. The Company may remove the Trustee if:

(1)          the Trustee fails to comply with Section 7.09;

(2)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)          a receiver or other public officer takes charge of the Trustee or its property; or

(4)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, (i) the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or (ii) the retiring Trustee may appoint a successor Trustee at any time prior to the date on which a successor Trustee takes office, provided that such appointments shall be reasonably satisfactory to the Company (such acceptance not to be unreasonably withheld to delayed).

If the Trustee fails to comply with Section 7.09, any Holder of Notes who satisfies the requirements of TIA Section 310(b) may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee (subject to the lien provided for in Section 7.06), the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders of Notes.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08.   Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.09.   Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that is a corporation which is generally recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

Section 7.10.   Agents.

(a)           Resignation of Agents. Any Agent may resign and be discharged from its duties under this Indenture at any time by giving thirty (30) days’ prior written notice of such resignation to the Trustee and Company. The Trustee or Company may remove any Agent at any time by giving thirty (30) days’ prior written notice to any Agent. Upon such notice, a successor Agent shall be appointed by the Company, who shall provide written notice of such to the Trustee. Such successor Agent shall become the Agent hereunder upon the resignation or removal date specified in such notice. If the Company is unable to replace the resigning Agent within thirty (30) days after such notice, the Agent may, in its sole discretion, deliver any funds then held hereunder in its possession to the Trustee or may apply to a court of competent jurisdiction for the appointment of a successor Agent or for other appropriate relief. The reasonable costs and expenses (including its counsels’ fees and expenses) incurred by the Agent in connection with such proceeding shall be paid by the Company. Upon receipt of the identity of the successor Agent, the Agent shall deliver any funds then held hereunder to the successor Agent, less the Agent’s fees, costs and expenses or other obligations owed to the Agent. Upon its resignation and delivery of any funds, the Agent shall be discharged of and from any and all further obligations arising in connection with this Indenture, but shall continue to enjoy the benefit of Section 7.06.

~~(b)~~           The Agents (which, for the avoidance of doubt, does not include the Trustee) shall act solely as agents of the Company and need have not concern for the interests of the Holders, except as expressly stated elsewhere in this Indenture.

ARTICLE 8.

SATISFACTION AND DISCHARGE; DEFEASANCE

Section 8.01.   Satisfaction and Discharge of Indenture.

This Indenture shall be discharged and will cease to be of further effect as to the Notes (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), when

(a)           either:

(i)	all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(ii)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee (or such other entity designated by the Trustee for this purpose) as trust funds in trust solely for the benefit of the Holders of the Notes, cash in euro, euro-denominated non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for Principal and Additional Amounts, if any, and accrued interest to the date of Maturity or redemption;

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c)           the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(d)           the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at Maturity; and

(e)           the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent in this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06, and, if money shall have been deposited with the Trustee pursuant to clause (a)(ii) of this Section or if money or obligations shall have been deposited with or received by the Trustee pursuant to Section 8.03, the obligations of the Trustee under Sections 8.02 and 8.05 shall survive.

Section 8.02.   Application of Trust Funds; Indemnification.

(a)           Subject to the provisions of Section 8.05, all money and Government Securities deposited with the Trustee pursuant to Section 8.01, all money and Government Securities deposited with the Trustee pursuant to Section 8.03 or 8.04 and all money received by the Trustee in respect of Government Securities deposited with the Trustee pursuant to Sections 8.01, 8.03 or 8.04, shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the persons entitled thereto, of the Principal and interest for whose payment such money has been deposited with or received by the Trustee or to make mandatory sinking fund payments or analogous payments as contemplated by Sections 8.03 and 8.04.

(b)           The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against Government Securities deposited pursuant to Sections 8.01, 8.03 or 8.04 or the interest and principal received in respect of such obligations other than any payable by or on behalf of Holders.

(c)           The Trustee shall deliver or pay to the Company from time to time upon the request of the Company any Government Securities or money held by it as provided in Sections 8.03 or 8.04 that, in the opinion of a nationally recognized firm of independent certified public accountants expressed in a written certification thereof delivered to the Trustee, are then in excess of the amount thereof which then would have been required to be deposited for the purpose for which such Government Securities or money were deposited or received. This provision shall not authorize the sale by the Trustee of any Government Securities held under this Indenture.

Section 8.03.   Legal Defeasance of Notes.

The Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Notes on the date of the deposit referred to in subparagraph (1) of the proviso hereof, the provisions of this Indenture, as it relates to such outstanding Notes, shall no longer be in effect and any Guarantees of such Notes shall terminate (and the Trustee, at the expense of the Company, shall, upon Company’s request, execute proper instruments acknowledging the same), except as to:

(a)           the rights of Holders of outstanding Notes to receive, from the trust funds described in subparagraph (1) of the proviso hereof, payment of the Principal of or interest on the outstanding Notes at Maturity thereof in accordance with the terms of this Indenture and the Notes;

(b)           the Company’s obligations under Sections 2.03, 2.06, 2.07 and 2.09;

(c)           the rights, powers, trust and immunities of the Trustee hereunder and the duties of the Trustee under Section 8.02 and the duty of the Trustee to authenticate Notes issued on registration of transfer of exchange and the Company’s and the Guarantors’ obligations in connection therewith; and

(d)           the provisions of this Section 8.03;

provided that, the following conditions shall have been satisfied:

(1)           the Company shall have deposited or caused to be deposited irrevocably with the Trustee (or such other entity designated by the Trustee for this purpose) as trust funds in trust for the benefit of the Holders of the Notes, cash in euro, euro denominated non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the Principal of and interest and Additional Amounts, if any, on all outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(2)           the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge under this Section 8.03 had not occurred;

(3)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(4)           such defeasance pursuant to this Section 8.03 shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which OI Group or the Company or any of their Restricted Subsidiaries are a party or by which OI Group or the Company or any of such Restricted Subsidiaries are bound;

(5)           the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion, following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under Dutch law or other applicable law;

(6)           the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the defeasance contemplated by this Section 8.03 have been complied with.

Section 8.04.   Covenant Defeasance.

On and after the date of the deposit referred to in subparagraph (1) hereof, (a) the Company may omit to comply with any term, provision or condition set forth under Sections 4.03, 4.04, 4.05, 4.06, 4.07, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 5.01 (and the failure to comply with any such provisions shall not constitute a Default or Event of Default under Section 6.01), with respect to the Notes, and (b) an Event of Default specified in Sections 6.01(3) (only with respect to covenants that are released as a result of such covenant defeasance pursuant to this Section 8.04), 6.01(4) (only with respect to covenants that are released as a result of such covenant defeasance pursuant to this Section 8.04), 6.01(5) and 6.01(6), in each case, shall not constitute an Event of Default, provided, in the case of (a) and (b), that the following conditions shall have been satisfied:

(1)           the Company shall have deposited or caused to be deposited irrevocably with the Trustee (or such other entity designated by the Trustee for this purpose) as trust funds in trust for the benefit of the Holders of the Notes, cash in euro, euro-denominated non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the Principal of and interest and Additional Amounts, if any, on all outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to Stated Maturity or to a particular redemption date;

(2)           the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that Holders of the outstanding Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance under this Section 8.04 had not occurred;

(3)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(4)           such defeasance pursuant to this Section 8.04 shall not result in a breach or violation of, or constitute a default under any material agreement or instrument to which OI Group or the Company or any of their Restricted Subsidiaries are a party or by which OI Group or the Company or any of such Restricted Subsidiaries are bound;

(5)           the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion, following the deposit, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under Dutch law or other applicable law;

(6)           the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the defeasance contemplated by this Section 8.04 have been complied with.

Section 8.05.   Repayment to Company.

The Trustee and the Paying Agent shall pay to the Company upon the Company’s request any money held by them for the payment of Principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

ARTICLE 9.

SUPPLEMENTS, AMENDMENTS AND WAIVERS

Section 9.01.   Without Consent of Holders.

The Company, the Guarantors and the Trustee may supplement or amend this Indenture, the Notes, or the Guarantees of the Notes without the consent of any Holder:

(1)           to cure any ambiguity, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to comply with Article 5;

(4)           to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(5)           to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture or the Guarantees of any such Holder (including, but not limited to, adding a Guarantor under this Indenture);

(6)           to comply with any requirements of the TIA applicable pursuant to the terms of this Indenture; or

(7)           conform the Notes, the Guarantees or this Indenture to any provision of the “Description of Notes” contained in the Offering Memorandum to the extent that such provision in such “Description of Notes” was intended to be a verbatim recitation of a provision of the Notes, the Guarantees or this Indenture.

Section 9.02.   With Consent of Holders.

Subject to Section 6.07, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, or the Guarantees of the Notes with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and the Holders of a majority in principal amount of the then outstanding Notes may also waive any existing Default or compliance with any provision of this Indenture, the Notes or the Guarantees of the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)           reduce the percentage of the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the Stated Maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of any Notes;

(3)           reduce the rate of or change the time for payment of interest on any Note;

(4)           waive a Default or Event of Default in the payment of Principal of, or interest or Additional Amounts on any Note (except a rescission of acceleration of such Note by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)           make any Note payable in money other than Euros (including defaulted interest);

(6)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of Principal of, or interest or Additional Amounts on, the Notes;

(7)           release any Guarantor from any of its obligations under its Guarantee or this Indenture, except in accordance with the terms of the Guarantee or this Indenture;

(8)           impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Guarantees of the Notes;

(9)           amend or modify any of the provisions of this Indenture or any Guarantee of the Notes in a manner material and adverse to the Holders of the Notes except (a) in accordance with the terms of this Indenture or such Guarantee or (b) as permitted by Section 9.01;

(10)         make any change to this Section 9.02; or

(11)         except as otherwise permitted under Article 5 or Section 10.11, consent to the assignment or transfer by OI Group, the Company or any Guarantor of any of their rights or obligations under this Indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After any amendment under this Indenture becomes effective, the Company shall provide to the Holders a notice briefly describing any such amendment. Any failure of the Company to provide such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. The Company shall provide supplemental indentures to Holders upon request.

Section 9.03.   Revocation and Effect of Consents.

Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note; provided, however, that unless a record date shall have been established pursuant to Section 2.12(a), any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if the Trustee receives the notice of revocation before the date on which the amendment or waiver becomes effective. An amendment or waiver shall become effective on receipt by the Trustee of consents from the Holders of the requisite percentage principal amount of the outstanding Notes, and thereafter shall bind every Holder of Notes.

Section 9.04.   Notation on or Exchange of Notes.

If an amendment or waiver changes the terms of a Note: (a) the Trustee may require the Holder of the Note to deliver it to the Trustee, the Trustee may, at the written direction of the Company and at the Company’s expense, place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated; or (b) if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.

Section 9.05.   Trustee/Agents to Sign Amendments, Etc.

The Trustee shall receive an Opinion of Counsel stating that the execution of any amendment or waiver proposed pursuant to this Article is authorized or permitted by this Indenture. Subject to the preceding sentence, the Trustee shall sign such amendment or waiver. The Trustee and any Agent may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s and/or any Agent’s own rights, duties, liabilities or immunities under this Indenture.

ARTICLE 10.

GUARANTEE

Section 10.01.   Guarantee.

Subject to the provisions of this Article 10, the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantee to each Holder and to the Trustee and its successors and assigns (a) the due and punctual payment of Principal of, interest on and Additional Amounts, if any, with respect to the Notes whether at Stated Maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture (including obligations to the Trustee and any Agent) with respect to the Notes and (b) the due and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture with respect to the Notes (all the foregoing being hereinafter collectively called the “Obligations”). The Guarantors further agree that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors, and that the Guarantors will remain bound under this Article 10 notwithstanding any extension or renewal of any Obligation.

The Guarantors waive presentation to, demand of, payment from and protest to the Company of any of the Obligations and also waive notice of protest for nonpayment. The Guarantors waive notice of any default under the Notes to which this Article 10 is applicable or the Obligations with respect thereto. The obligations of the Guarantors under this Section 10.01 shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any Obligation; (c) any rescission, waiver, amendment, modification or supplement of any of the terms or provisions of this Indenture (other than this Article 10), the Notes or any other agreement, unless such rescission, waiver, amendment, modification or supplement expressly affects the obligations of any Guarantor under this Section 10.01; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of the Company.

The Guarantors further agree that their Guarantees herein constitute a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waive any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

Except as set forth in this Indenture, the obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, except as set forth in this Indenture, the obligations of the Guarantors herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations with respect to the Notes, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law or equity.

The Guarantors further agree that their Guarantees herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation with respect to the Notes is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise, unless such Guarantee has been released in accordance with Section 10.10.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has or may have at law or in equity against the Guarantors by virtue hereof, upon the failure of the Company to pay any Obligation with respect to the Notes when and as the same shall become due, whether at Stated Maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation with respect to the Notes, the Guarantors hereby promise to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid Principal amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Holders of the Notes and the Trustee.

The Guarantors agree that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of the Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.01.

The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Section 10.02.  Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor are limited to the maximum amount as will result in the Obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Section 10.03.   Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 10.01, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form included in Exhibit C shall be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee to which this Article 10 is applicable and that this Indenture shall be executed on behalf of such Guarantor by its or its sole member’s President, any Executive or Senior Vice President, Treasurer, Assistant Treasurer or one of its Vice Presidents. Further, the Company shall cause all future Guarantors to execute a supplemental indenture.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note to which this Article 10 is applicable a notation of such Guarantee.

If an Officer whose signature is on this Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee shall be valid nevertheless.

The delivery of any Note to which this Article 10 is applicable by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 10.04.   Successors and Assigns.

This Article 10 shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 10.05.   No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.06.   Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.07. The provisions of this Section 10.06 shall in no respect limit the obligations and liabilities of any Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

Section 10.07.   No Subrogation.

Notwithstanding any payment or payments made by any of the Guarantors hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

Section 10.08.   Additional Guarantors; Reinstatement of Guarantees.

(a)               OI Group shall cause each Domestic Subsidiary of OI Group or any of its Restricted Subsidiaries that guarantees Indebtedness under the Credit Agreement, including the reinstatement or renewal of a Guarantee of Indebtedness under the Credit Agreement previously released under the Credit Agreement, to execute and deliver a supplement to this Indenture providing that such Domestic Subsidiary will be a Guarantor hereunder and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it executes a Guarantee under the Credit Agreement; provided that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture (i) shall not be required to execute or maintain a Guarantee and (ii) shall be released from all Obligations under any Guarantee, in each case for so long as they continue to constitute Unrestricted Subsidiaries. Domestic Subsidiaries that are Guarantors on the date any such supplement is executed by an additional Domestic Subsidiary shall not be required to become parties to such supplement and hereby agree to the execution and delivery by any additional Domestic Subsidiary of any such supplement.

(b)               In the event that a Domestic Subsidiary enters into a Guarantee at a time when the notes are listed on the Official List of the Luxembourg Stock Exchange, the Company will, to the extent required by the rules of the Luxembourg Stock Exchange, notify the Luxembourg Stock Exchange and deposit a copy of the new Guarantee with the Luxembourg Stock Exchange and the Luxembourg Transfer Agent.

Section 10.09. Modification.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by the Guarantors therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; it being understood that the release of the Guarantees of Guarantors pursuant to Section 10.10 shall not be an amendment or waiver of any provision of this Article 10 and shall not require any action on the part of the Trustee. No notice to or demand on the Guarantors in any case shall entitle the Guarantors to any other or further notice or demand in the same, similar or other circumstances.

Section 10.10.   Release of Guarantor.

(a)          A Guarantor shall be automatically released without any action on the part of the Trustee or the Holders from its obligations under this Indenture and Guarantee if:

(1)          OI Group properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(2)          upon any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with Section 4.11 and Section 10.11; or

(3)          upon any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of OI Group, if the sale of all such Capital Stock of that Guarantor complies with Section 4.11 and Section 10.11.

The Trustee shall receive written notice of the release of any Guarantor if such release is effected other than under Section 10.11.

(b)          Upon the release of a guarantee by a Domestic Subsidiary under the Credit Agreement, the Guarantee of such Domestic Subsidiary under this Indenture will be released and discharged at such time and, at the direction of the Company, the Trustee shall execute an appropriate instrument evidencing such release.

(c)          Upon the release and discharge from a Guarantor’s liability with respect to the Indebtedness giving rise to the requirement to provide a Guarantee pursuant to Section 4.19 of this Indenture, the Guarantee of such Guarantor under this Indenture will be released and discharged at such time; provided that such Guarantor does not then guarantee the Credit Agreement, and, at the direction of the Company, the Trustee shall execute an appropriate instrument evidencing such release.

(d)          If any such Domestic Subsidiary thereafter guarantees obligations under the Credit Agreement (or such released guarantee under the Credit Agreement is reinstated or renewed), then such Domestic Subsidiary will Guarantee the Notes in accordance with this Article 10.

Section 10.11.   Merger, Consolidation and Sale of Assets of a Guarantor.

A Guarantor may not sell or otherwise dispose of all or substantially of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)          immediately after giving effect to that transaction, no Event of Default shall have occurred and be continuing; and

(2)          either (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under this Indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or (b) such sale or other disposition complies with Section 4.11, including the application of the Net Proceeds therefrom; and

(3)          the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, sale, lease or merger complies with the foregoing clauses (1) and (2).

Notwithstanding the foregoing, each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor.

ARTICLE 11.

MISCELLANEOUS

Section 11.01.   [Intentionally Omitted].

Section 11.02.   Notices.

Any notice or communication by the Company, any Guarantor, the Trustee, the Luxembourg Transfer Agent or Registrar to the others is duly given if in writing and delivered in person or sent by first-class mail, facsimile transmission or overnight air courier guaranteeing next-day delivery, addressed as follows:

If to the Company:

OI European Group B.V.
Buitenhavenweg 114-116
3113 BE
Schiedam
The Netherlands

Attention: Treasurer
Telephone: + 31 10 409 4565
Facsimile: + 31 10 409 4771

with a copy to:
Owens-Illinois Group, Inc.
One Michael Owens Way
Perrysburg, OH 43551
USA
Attention: Treasurer
Telephone: (567) 336-5000

If to the Trustee:

Deutsche Trustee Company Limited
Winchester House
1 Great Winchester Street
London EC2N 2DB
Attention: Managing Director
Facsimile+ 44 20 7547 6149

If to the Luxembourg Transfer Agent and Registrar:

Deutsche Bank Luxembourg, S.A.
2 boulevard Konrad Adenauer
L-1115 Luxembourg
Luxembourg
Attention: Coupon Paying Department
Fax Number: + 352 473 136

If to the Principal Paying Agent and Transfer Agent:

Deutsche Bank AG, London Branch
Winchester House
1 Great Winchester Street
London EC2N 2DB
England
Attention: Trust & Securities Services
Fax Number: + 44 20 7547 6149

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by fascimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery.

Except as otherwise provided in this Indenture, any notice or communication to a Holder shall be mailed by first-class mail or facsimile transmission or overnight courier to his address shown on the register kept by the Registrar. Failure to mail (or cause to be delivered) a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If the Company mails (or causes to be delivered) a notice or communication to Holders, it shall mail (or cause to be delivered) a copy to the Trustee at the same time.

If a notice or communication is mailed or delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

Section 11.03.   Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 11.04.   Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or an Agent, as applicable, to take any action under this Indenture, the Company shall furnish to the Trustee or such Agent, as applicable:

(a)          an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)          an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 11.05.   Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than the certificate provided for in Section 4.04) shall include:

(1)          a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an officer’s certificate or certificates of public officials.

Section 11.06.   Rules by Trustee and Agents.

The Trustee as to Notes may make reasonable rules for action by or at a meeting of Holders of Notes. The Registrar and any Paying Agent or Authenticating Agent may make reasonable rules and set reasonable requirements for their functions.

Section 11.07.   Legal Holidays.

A “Legal Holiday” is a Saturday, a Sunday or a day on which banking institutions in New York City, New York, London, England, Amsterdam, The Netherlands or, if at any time the Notes shall be listed on the Luxembourg Stock Exchange, Luxembourg, are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.08.   No Recourse Against Others.

A past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor, if any, or any successor corporation shall not have any liability for any obligations of the Company or any Guarantor, if any, under the Notes, this Indenture or the Guarantees of the Notes, if any, or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration of issuance of the Notes.

Section 11.09.   Counterparts.

This Indenture may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 11.10.   Governing Law.

This Indenture, the Notes and the Guarantees of the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 11.11.   Consent to Jurisdiction and Service.

The Company hereby appoints OI Group as its agent for service of process in any suit, action or proceeding with respect to this Indenture or the Notes and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York and will submit to such jurisdiction.

In relation to any legal action or proceedings arising out of or in connection with this Indenture or the Notes, the Company irrevocably submits to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the City of New York, County and State of New York, United States of America and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

Section 11.12.   Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.13.   Effect of Headings, Table of Contents, Etc.

The Article and Section headings herein and the table of contents are for convenience only and shall not affect the construction hereof.

Section 11.14.   Successors and Assigns.

All covenants and agreements of the Company in this Indenture and the Notes shall bind its successors and assigns. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.15.   No Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any Subsidiary. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and all as of the date first above written.

OI EUROPEAN GROUP B.V.

By:	/s/ James W. Baehren
	Name:	James W. Baehren
	Title:	Attorney-in-Fact

On behalf of each entity named on the attached Annex A, in the capacity set forth for such entity on such Annex A

By:	/s/ James W. Baehren
	Name:	James W. Baehren

DEUTSCHE BANK AG, London Branch, as Principal Paying Agent and Transfer Agent

By:	/s/ Miriam Keeler
	Name:	Miriam Keeler
	Title:	Associate Director

By:	/s/ Robert Bebb
	Name:	Robert Bebb
	Title:	Associate Director

DEUTSCHE BANK LUXEMBOURG S.A., as Luxembourg Transfer Agent and Registrar

By:	/s/ Miriam Keeler
	Name:	Miriam Keeler
	Title:	Associate Director

By:	/s/ Robert Bebb
	Name:	Robert Bebb
	Title:	Associate Director

Deutsche Trustee Company Limited, as Trustee

By:	/s/ Miriam Keeler
	Name:	Miriam Keeler
	Title:	Associate Director

By:	/s/ Robert Bebb
	Name:	Robert Bebb
	Title:	Associate Director

ANNEX A

Name of Guarantor	Title of Officer Executing on Behalf of Such Guarantor
ACI America Holdings Inc.	Vice President and Secretary
Brockway Realty Corporation	Vice President and Secretary
NHW Auburn, LLC	Senior Vice President and Secretary of Its Sole Member
OI Auburn Inc.	Vice President and Secretary
OI Australia Inc.	Vice President and Secretary
OI California Containers Inc.	Vice President and Secretary
OI Castalia STS Inc.	Vice President and Secretary
OI General Finance Inc.	Vice President and Secretary
OI General FTS Inc.	Vice President and Secretary
OI Levis Park STS Inc.	President
OI Puerto Rico STS Inc.	Vice President and Secretary
OIB Produvisa Inc.	Vice President and Secretary
Owens-Brockway Glass Container Inc.	Vice President and Secretary
Owens-Brockway Packaging, Inc.	Vice President and Secretary
Owens-Illinois General Inc.	Vice President and Secretary
Owens-Illinois Group, Inc.	Vice President and Secretary
SeaGate, Inc.	Vice President and Secretary
SeaGate II, Inc.	Vice President and Secretary
SeaGate III, Inc.	Vice President and Secretary
Universal Materials, Inc.	Vice President and Secretary

Annex A-1

EXHIBIT A
FORM OF CERTIFICATE OF TRANSFER

OI European Group B.V.
c/o Owens-Illinois Group, Inc.
One Michael Owens Way,
Perrysburg, Ohio 43551
USA

Attention: Treasurer

Re: [Title of Security]

(CUSIP/ISIN/COMMON CODE ___________________)

Reference is hereby made to the Indenture dated as of March 22, 2013 among OI European Group B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Company”), the Guarantors (as defined therein) and Deutsche Trustee Company Limited, an English limited company, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Transfer Agent and Deutsche Bank Luxembourg, S.A., as Luxembourg Transfer Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of € ___________ in such Note[s] or interests (the “Transfer”), to _________] (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.	☐ Check if Transferee will take delivery of a beneficial interest in a 144A Global Security or a Definitive Security pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Security is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Security for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting, the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Security and/or the Definitive Security and in the Indenture and the Securities Act.

2.	☐ Check if Transferee will take delivery of a beneficial interest in a Regulation S Global Security or a Definitive Security pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Security and/or the Definitive Security and in the Indenture and the Securities Act.

3.	☐ Check and complete if Transferee will take delivery of a beneficial interest in the Global Security or a Definitive Security pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Securities and Restricted Definitive Securities and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)               ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)               ☐ such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c)               ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.	☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Security or an Unrestricted Definitive Security.

(a)               ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.

(b)               ☐ Check if Transfer is pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.

(c)               ☐ Check if Transfer is pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities or Restricted Definitive Securities and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

	By:	Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE]

(a)	☐ a beneficial interest in the:
(i)	☐ 144A Global Security (CUSIP/ISIN/Common Code ____), or
(ii)	☐ Regulation S Global Security (CUSIP/ISIN/Common Code _____), or
(b)	☐ a Restricted Definitive Security.
2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:
(i)	☐ 144A Global Security (CUSIP/ISIN/Common Code ________), or
(ii)	☐ Regulation S Global Security (CUSIP/ISIN/Common Code __________), or
(iii)	☐ Unrestricted Global Security (CUSIP/ISIN/Common Code ________), or
(b)	☐ a Restricted Definitive Security; or
(c)	☐ an Unrestricted Definitive Security,

in accordance with the terms of the Indenture.

EXHIBIT B

FORM OF CERTIFICATE OF EXCHANGE

OI European Group B.V.
c/o Owens-Illinois Group, Inc.
One Michael Owens Way,
Perrysburg, Ohio 43551
USA

Attention: Treasurer

Re: [Title of Security]

(CUSIP/ISIN/Common Code __________)

Reference is hereby made to the Indenture dated as of March 22, 2013 among OI European Group B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Company”), the Guarantors (as defined therein) and Deutsche Trustee Company Limited, an English limited company, as Trustee, Deutsche Bank AG, London Branch, as Principal Paying Agent and Transfer Agent and Deutsche Bank Luxembourg, S.A., as Luxembourg Transfer Agent and Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

_________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of [€_________] in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.                  Exchange of Restricted Definitive Securities or Beneficial Interests in a Restricted Global Security for Unrestricted Definitive Securities or Beneficial Interests in an Unrestricted Global Security

(a)               ☐ Check if Exchange is from beneficial interest in a Restricted Global Security to beneficial interest in an Unrestricted Global Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for a beneficial interest in an Unrestricted Global Security in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Securities and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)               ☐ Check If Exchange is from Restricted Definitive Security to beneficial interest in an Unrestricted Global Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for a beneficial interest in an Unrestricted Global Security, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)               ☐ Check if Exchange is from Restricted Definitive Security to Unrestricted Definitive Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for an Unrestricted Definitive Security, the Owner hereby certifies (i) the Unrestricted Definitive Security is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.                  Exchange of Restricted Definitive Securities for Restricted Definitive Securities or Beneficial Interests in Restricted Global Securities

(a)               ☐ Check if Exchange is from Restricted Definitive Security to beneficial interest in a Restricted Global Security. In connection with the Exchange of the Owner’s Restricted Definitive Security for a beneficial interest in the [CHECK ONE] __ 144A Global Security, ___ Regulation S Global Security with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Securities and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Security and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Owner]

By:
Name:
Title:

Dated:

EXHIBIT C

FORM OF GUARANTEE

For value received, the undersigned (including any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of March 22, 2013, as such Indenture may be supplemented or amended (the “Indenture”) by and among OI European Group B.V. (the “Company”), the Guarantors listed on the signature pages thereto, Deutsche Trustee Company Limited, an English limited company, as Trustee (“Trustee”), Deutsche Bank AG, London Branch, as Principal Paying Agent and Transfer Agent and Deutsche Bank Luxembourg, S.A., as Luxembourg Transfer Agent and Registrar, (a) the due and punctual payment of the Principal of, interest on and Additional Amounts, if any, with respect to the Notes (as defined in the Indenture), whether at Stated Maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue Principal, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee and any Agent) with respect to the Notes and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee or any Agent all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The obligations of the undersigned to the Holders of such Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture and reference is hereby made to the Indenture for the precise terms of this Guarantee.

The terms of the Indenture, including, without limitation, Article 10 of the Indenture, are incorporated herein by reference. Capitalized terms used herein shall have the meanings assigned to them in the Indenture unless otherwise indicated.

This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

[Name of Guarantor]

By:
Name:
Title:

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EXHIBIT D

[FORM OF NOTE]

[Insert the Global Security Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

OI EUROPEAN GROUP B.V.

4.875% Senior Notes due 2021

Number:	ISIN ____________	€___________[, as revised by the Schedule of Exchanges of Interests in the Global Note][1]

Common Code No. _________

OI EUROPEAN GROUP B.V., a private company with limited liability incorporated under the laws of The Netherlands (the “Company”), for value received, hereby promises to pay to BT Globenet Nominees Limited, as nominee of Deutsche Bank AG, London Branch, as Common Depositary for Euroclear Bank SA/NV and Clearstream Banking, société anonyme, or registered assigns, the principal sum of __________________________________________[, as revised by the Schedule of Exchanges of Interests in the Global Note,]2 on March 31, 2021.

Interest Payment Dates: March 31 and September 30, commencing September 30, 2013.

Record Dates: March 15 and September 15.

Additional provisions of this Note are set forth below following the signatures of the authorized officer of the Company.

1 Include for Global Notes

2 Include for Global Notes

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IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

OI EUROPEAN GROUP B.V.

By:
Name:
Title:

Dated:

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This is one of the Notes referred to in the within-mentioned Indenture.

DEUTSCHE BANK LUXEMBOURG S.A.,
not in its personal capacity but in its capacity as
Authenticating Agent appointed by the Trustee,
DEUTSCHE TRUSTEE COMPANY LIMITED

By:
Name:
Title:

By:
Name:
Title:

D2-1

OI EUROPEAN GROUP B.V.

4.875% SENIOR NOTES DUE 2021

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest

OI EUROPEAN GROUP B.V., a private company with limited liability incorporated under the laws of The Netherlands (such entity, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Interest on this Note shall accrue from [date of issuance of Initial Securities or Additional Securities, as applicable] or from the most recent interest payment date to which interest has been paid or provided for, as the case may be; interest on this Note shall be payable semi-annually on March 31 and September 30 of each year until maturity, or, if such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on September 30, 2013; and interest on this Note shall be payable to holders of record on the March 15 and September 15 immediately preceding the applicable Interest Payment Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay defaulted interest on overdue interest, plus (to the extent lawful) any interest payable on the defaulted interest, as provided in Section 2.11 of the Indenture.

2.	Method of Payment

The Company will pay interest on this Note (except defaulted interest) to the Persons who are holders (“Holders”) of record in the note register of the Company (the “Register”) of this Note at the close of business on the March 15 or September 15 (each, a “Record Date”) next preceding the Interest Payment Date, in each case even if the Note is cancelled solely by virtue of registration of transfer or registration of exchange after such Record Date. The Company will pay Principal and interest in euros or any successor currency that at the time of payment is legal tender for payment of public and private debts. If a Holder of Notes holds Notes as Definitive Securities and has given wire instructions to the Company, the Company will pay all Principal of and any interest on that Holder’s Notes in accordance with those instructions. All other payments of Principal and interest on this Note will be payable, and this Note may be exchanged or transferred, at the office or agency of the Company in London, England (which initially will be the Principal Paying Agent); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of each Holder as such address appears in the Register; provided further that payment by wire transfer of immediately available funds will be required with respect to Principal of and interest on, all Global Notes and all other Definitive Notes the Holders of which will have provided wire transfer instructions to the Company or the Principal Paying Agent. Such payment will be in euros or any successor currency that at the time of payment is legal tender for payment of public and private debts.

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3.	Paying Agent and Registrar

Initially, Deutsche Bank AG, London Branch, will act as Principal Paying Agent and Transfer Agent (“Principal Paying Agent and Transfer Agent”). Deutsche Bank Luxembourg S.A. will act as Luxembourg Transfer Agent and Registrar (“Luxembourg Transfer Agent and Registrar”) for so long as the Notes are admitted to trading on the Euro MTF Market and listed on the Official List of the Luxembourg Stock Exchange. The Company may appoint and change any Paying Agent, Registrar or co-Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act as Paying Agent, Registrar or co-Registrar.

4.	Indenture

The Company issued this Note under an Indenture dated as of March 22, 2013 among the Company, the Guarantors, Deutsche Trustee Company Limited, as Trustee, the Principal Paying Agent and Transfer Agent and the Luxembourg Transfer Agent and Registrar (the “Indenture”). This Note is a series designated as the “4.875% Senior Notes due 2021” of the Company. The Company may issue additional Notes of this series after this Note has been issued. This Note and any additional Notes of this series subsequently issued under the Indenture shall be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The terms of this Note include those stated in the Indenture and those specifically made part of certain sections of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended (the “TIA”). This Note is subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms. Any conflict between the terms of this Note and the Indenture will be governed by the Indenture.

5.	Additional Amounts

All payments made by the Company under or with respect to a Note or by a Guarantor under or with respect to a Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (hereinafter, “Taxes”) imposed or levied by or on behalf of the government of The Netherlands or any other jurisdiction in which the Company or any Guarantor is organized or is a resident for tax purposes or within or through which payment is made or any political subdivision or taxing authority or agency thereof or therein (any of the aforementioned being a “Taxing Jurisdiction”), unless the Company or such Guarantor is required to withhold or deduct any such Taxes by law or by the interpretation or administration thereof.

If the Company or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to a Note or a Guarantee of such Guarantor, the Company or such Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by the Holder of such Note (including Additional Amounts) after such withholding or deduction of such Taxes will not be less than the amount such Holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that notwithstanding the foregoing, Additional Amounts will not be paid with respect to:

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(1)	any Taxes that would not have been so imposed, deducted or withheld but for the existence of any present or former connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Note, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction, including, without limitation, the Holder or beneficial owner being, or having been, a citizen, national, or resident, being, or having been, engaged in a trade or business, being, or having been, physically present in or having had a permanent establishment in the relevant Taxing Jurisdiction (but not including the mere receipt of such payment or the ownership or holding of or the execution, delivery, registration or enforcement of such Note);

(2)	subject to the last paragraph of this Section, any estate, inheritance, gift, sales, excise, transfer or personal property tax or similar tax, assessment or governmental charge;

(3)	any Taxes payable otherwise than by deduction or withholding from payments under or with respect to such Note or Guarantee;

(4)	any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of the Note or beneficial owner of any payment on such Note had (i) made a declaration of nonresidence, or any other claim or filing for exemption, to which it is entitled or (ii) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner of such Note or any payment on such Note (provided that (x) such declaration of nonresidence or other claim or filing for exemption or such compliance is required by the applicable law of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes and (y) at least 60 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the Taxing Jurisdiction, the relevant Holder at that time has been notified by the Company, any Guarantor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption or such compliance is required to be made);

(5)	any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

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(6)	any payment under or with respect to a Note to any Holder that is a fiduciary, limited liability company or partnership or any person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or limited liability company or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(7)	any Taxes imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC (the “Directive”) or any law implementing or complying with, or introduced in order to conform to, the Directive;

(8)	any Note presented for payment by, or on behalf of, a Holder who would have been able to avoid such Taxes by presenting the relevant note to another Paying Agent in a Member State of the European Union; or

(9)	any combination of items (1) through (8) above.

The foregoing provisions shall apply mutatis mutandis to any Taxing Jurisdiction with respect to any successor Person to the Company or a Guarantor.

The Company or the applicable Guarantor will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company or the applicable Guarantor will furnish to the Trustee, within 30 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts or, if such tax receipts are not reasonably available to the Company or such Guarantor, such other documentation that provides reasonable evidence of such payment by the Company or such Guarantor. Copies of such receipts or other documentation will be made available to the Holders or the Paying Agent, as applicable, upon request.

At least 15 days prior to each date on which any payment under or with respect to any Notes is due and payable, unless such obligation to pay Additional Amounts arises after the 30th day prior to such date, in which case it shall be promptly delivered thereafter, if the Company or any Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor will deliver to the Trustee and the Paying Agent an Officers’ Certificate stating the fact that such Additional Amounts will be payable and the amounts estimated to be so payable and will set forth such other information necessary to enable such Paying Agent to pay such Additional Amounts to Holders of such Notes on the relevant payment date. The Company or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts. Each Officers’ Certificate shall be relied upon until receipt of a further Officers’ Certificate addressing such matters. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

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Whenever in the Indenture there is mentioned, in any context, the payment of Principal, interest or of any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Company and the Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Indenture or any other document or instrument in relation thereto, excluding all such taxes, charges or similar levies imposed by any jurisdiction outside any jurisdiction in which the Company or any Guarantor or any successor Person is organized or resident for tax purposes or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes, the Guarantee or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes. The Company and the Guarantors agree to indemnify the Holders of the Notes for any such non-excluded taxes paid by such Holders.

6.	Optional Redemption

(a)          At any time prior to March 31, 2016, the Company may redeem on any one or more occasions up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Securities) at a redemption price of 104.875% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings by OI Inc. to the extent the net cash proceeds thereof are contributed to the Company or used to purchase from the Company Capital Stock (other than Disqualified Stock) of the Company; provided that:

(1)          at least 60% of the aggregate principal amount of Notes (calculated after giving effect to any issuance of Additional Securities) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by OI Inc. and its Subsidiaries); and

(2)          the redemption must occur within 60 days of the date of the closing of such Equity Offering.

(b)          At any time prior to maturity, the Company may also redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ prior notice to Holders as provided under Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on such Notes on the relevant interest payment date).

(c)           Any such redemption and notice pursuant to Section 3.08 of the Indenture may, in the Company’s discretion, be subject to satisfaction of one or more conditions precedent

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7.	Redemption of Notes for Changes in Withholding Taxes

The Company may, at its option, redeem all, but not less than all, of the then outstanding Notes, at any time upon giving not less than 15 nor more than 60 days’ notice to the Holders of the Notes (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to the redemption date. This redemption applies only if as a result of any amendment to, or change in, the laws or treaties (including any rulings or regulations promulgated thereunder) of The Netherlands or any other jurisdiction in which the Company or any Guarantor of such Notes is organized or is a resident for tax purposes or within or through which payment is made or any political subdivision or taxing authority or agency thereof or therein (or, in the case of Additional Amounts payable by a successor Person to the Company or a Guarantor of such Notes, of the jurisdiction in which such successor Person is organized or is a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein) or any amendment to or change in any official position concerning the interpretation, administration or application of such laws, treaties, rulings or regulations (including a holding by a court of competent jurisdiction), which amendment or change is effective on or after the Issue Date (or, in the case of Additional Amounts payable by a successor Person to the Company or a Guarantor of such Notes, the date on which such successor Person became such pursuant to applicable provisions of the Indenture), the Company or a Guarantor of such Notes has become or will become obligated to pay Additional Amounts in accordance with Section 3.07 of the Indenture on the next date on which any amount would be payable with respect to such Notes and the Company or such Guarantor determines in good faith that such obligation cannot be avoided (including, without limitation, by changing the jurisdiction from which or through which payment is made) by the use of reasonable measures available to the Company or such Guarantor.

No such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Company or a Guarantor of such Notes would be obligated to pay such Additional Amounts were a payment in respect of such Notes then due or later than 180 days after such amendment or change referred to in the preceding paragraph. At the time such notice of redemption is given, such obligation to pay such Additional Amounts must remain in effect. Immediately prior to the mailing of any notice of redemption described above, the Company shall deliver to the Trustee (i) an Officers’ Certificate stating that the Company or the Guarantor, as applicable, has determined in good faith that the Company or such Guarantor is entitled to effect such redemption and that the obligation to pay Additional Amounts cannot be avoided by the use of reasonable measures available to the Company or such Guarantor and (ii) an Opinion of Counsel to the effect that the Company or the Guarantor, as applicable, will be required to pay Additional Amounts as a result of an amendment or change referred to in the preceding paragraph of this Section. The Trustee will accept and shall be entitled to rely on such Officers’ Certificate and Opinion of Counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

8.	Mandatory Redemption

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to this Note.

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9.	Repurchases at the Option of Holder

If a Change of Control occurs, unless the Company has exercised its right to redeem the Notes pursuant to the terms of the Indenture, each Holder of this Note will have the right to require the Company to repurchase all or any part (equal to €100,000 or integral multiples of €1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. If OI Group or a Restricted Subsidiary consummates any Asset Sales, when the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer (an “Asset Sale Offer”) to all Holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (including the Company Existing Senior Notes) to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds on the terms, in accordance with the procedures and subject to the limitations set forth in the Indenture and such other pari passu Indebtedness.

10.	Notice of Redemption

Notice of redemption shall be mailed by first-class mail at least 10 days but not more than 60 days before the redemption date to each Holder of this Note to be redeemed. Denominations of this Note larger than €100,000 may be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of such Notes held by such Holder shall be redeemed. If this Note is to be redeemed in part only, the notice of redemption that relates to that portion to be redeemed shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note.

11.	Denominations; Transfer; Exchange

The Note is in registered form, without coupons, in denominations of €100,000 of principal amount and integral multiples of €1,000 in excess thereof. A Holder may transfer or exchange the Note in accordance with the Indenture. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require the payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith, subject to and as permitted by the Indenture.

12.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

13.	Repayment to Company

The Trustee and the Paying Agent shall pay to the Company upon the Company’s request any money held by them for the payment of Principal or interest that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

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14.	Discharge and Defeasance

Subject to certain conditions, the Company at any time may terminate some or all of its obligations under this Note and the Indenture if the Company deposits with the Trustee (or such other entity designated by it for this purpose) money and/or Government Securities for the payment of Principal and interest on this Note to Maturity as provided in the Indenture.

15.	Defaults and Remedies

Under the Indenture, Events of Default include: (1) defaults in the payment of interest on or any Additional Amounts on or with respect to the Notes when the same becomes due and payable and the default continues for a period of 30 days; (2) defaults in the payment of the Principal of the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (3) failure by OI Group or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.10 or 4.11 or Article 5 of the Indenture; (4) failure by OI Group or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the Indenture, the Notes and the Guarantees of the Notes (with respect to any Guarantor); (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by OI Group or any Restricted Subsidiary (or the payment of which is guaranteed by OI Group or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity; provided, that an Event of Default shall not be deemed to occur with respect to any such accelerated Indebtedness which is repaid or prepaid within 20 Business Days after such declaration; and, in any individual case, the principal amount of any such Indebtedness is equal to or in excess of $75.0 million, or such Indebtedness together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $150.0 million or more; (6) any final judgment or order for payment of money in excess of $75.0 million in any individual case and $150.0 million in the aggregate at any time shall be rendered against OI Group or any of its Restricted Subsidiaries and such judgment shall not have been paid, discharged or stayed for a period of 60 days; (7) except as permitted by the Indenture, any Guarantee of the Notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the Notes; (8) the Company, OI Group or any Significant Subsidiary of OI Group pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing its inability generally to pay its debts as the same become due; and (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company, OI Group or any Significant Subsidiary of OI Group in an involuntary case; (b) appoints a Custodian of the Company, OI Group or any Significant Subsidiary of OI Group or for all or substantially all of such entity’s property; or (c) orders the liquidation of the Company, OI Group or any Significant Subsidiary of OI Group; and, with respect to (a), (b) and (c), the order or decree remains unstayed and in effect for 60 days.

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If an Event of Default other than an Event or Default specified in clauses (8) and (9) of the preceding paragraph occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the then outstanding Notes by notice to the Company and the Trustee, as provided in the Indenture, may declare the unpaid Principal of and any accrued and unpaid interest on the Notes to be due and payable immediately. Upon such declaration the Principal (or such lesser amount) and interest shall be due and payable immediately If an Event of Default specified in clauses (8) or (9) of the preceding paragraph occurs, all outstanding Notes shall become and be due and payable immediately without any declaration, act or notice, or other act on the part of the Trustee or any Holders. At any time after a declaration of acceleration with respect to the Notes has been made, the Holders of a majority in principal amount of the then outstanding Notes may, under certain circumstances, rescind such acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of Principal (or such lesser amount) or interest or Additional Amounts, if any, that has become due solely because of the acceleration.

Subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of this Note, unless such Holder shall have offered to the Trustee indemnity satisfactory to it against any loss, liability or expense. Subject to certain provisions, including those requiring indemnification of the Trustee, the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it, with respect to this Note.

16.	Supplements, Amendments and Waivers

Subject to certain exceptions, the Indenture, the Notes or the Guarantees of the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Guarantees of the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). The Company and the Trustee may amend or supplement the Indenture, the Notes and the Guarantees of the Notes without notice to or the consent of any holder of Notes in certain circumstances described in the Indenture.

17.	Trustee Dealings with the Company

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates, with the same rights as if it were not the Trustee; however, if it acquires any conflicting interest as defined in the TIA it must eliminate such conflict within 90 days or resign.

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18.	No Recourse Against Others

A past, present or future director, officer, employee, incorporator or stockholder, as such, of the Company or any Guarantor, if any, or any successor corporation shall not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees of the Notes or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

19.	Guarantees

This Note will be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

20.	Governing Law

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

21.	Consent to Jurisdiction and Service The Company hereby appoints OI Group as its agent for service of process in any suit, action or proceeding with respect to this Indenture or the Notes and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York and will submit to such jurisdiction.

In relation to any legal action or proceedings arising out of or in connection with this Indenture or the Notes, the Company irrevocably submits to the non-exclusive jurisdiction of the federal and state courts of competent jurisdiction in the City of New York, County and State of New York, United States of America and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

22.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs or signs by facsimile the certificate of authentication hereon.

23.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

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24.	Common Code and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused Common Code and ISIN numbers to be printed on the Notes, and the Trustee may use Common Code and ISIN numbers in notices as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture or the form of Note. Such requests may be addressed to:

OI European Group B.V. Buitenhavenweg 114-116 3113 BE Schiedam The Netherlands Attention: Treasurer

with a copy to: Owens-Illinois Group, Inc. One Michael Owens Way Perrysburg, Ohio 43551 Attention: Investor Relations ______________________

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

[Print or type assignee’s name, address and zip code]

[Insert assignee’s soc. sec. or tax I.D. No.]

and irrevocably appoint

[Print or type agent’s name]

agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

SIGNATURE GUARANTEE

Participant in a Recognized Signature
Guarantee Medallion Program

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.11 of the Indenture, check the box below:

☐ Section 4.10	☐ Section 4.11

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.11 of the Indenture, state the amount you elect to have purchased: €________________

Date:	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No:

SIGNATURE GUARANTEE

Participant in a Recognized Signature
Guarantee Medallion Program

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE3

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

3 Include for Global Notes

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